                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          Church & Dwight Co., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           CHURCH & DWIGHT CO., INC.
                                      2001

--------------------------------------------------------------------------------

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                PROXY STATEMENT
                                      AND
                          ANNUAL FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                  MEETING DATE
                                  MAY 10, 2001

CHURCH & DWIGHT CO., INC.
469 NORTH HARRISON STREET
PRINCETON, NEW JERSEY 08543-5297                             [ARM & HAMMER LOGO]
                                                 CONSUMER AND SPECIALTY PRODUCTS

                                                             [ARM & HAMMER LOGO]
CHURCH & DWIGHT CO., INC.

Notice of Annual Meeting of Stockholders to be held Thursday, May 10, 2001.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE NEW-YORK HISTORICAL SOCIETY, 2 WEST 77TH STREET NEW YORK, NEW YORK, on Thursday, May 10, 2001 at 11:00 a.m., to consider and take action on the following:

        1. Election of four persons to serve as Directors for a term of three years.

        2. Approval of the appointment of Deloitte & Touche LLP as independent auditors of the Company's 2001 financial statements.

        3. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record (shares registered in the stockholders' name with the Company's transfer agent, Mellon Investor Services, LLC) as of the close of business on March 12, 2001, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders during ordinary business hours at the offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543, commencing on April 30, 2001.

                                   MARK A. BILAWSKY
                                   Vice President, General Counsel
                                   and Secretary

Princeton, New Jersey
March 30, 2001

YOU MAY NOW VOTE YOUR PROXY THREE DIFFERENT WAYS, BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS. HOWEVER, IF YOU ARE CLAIMING FOUR VOTES PER SHARE, YOU MAY ONLY VOTE BY MAIL -- TELEPHONE AND INTERNET VOTING ARE NOT AVAILABLE. YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE CHOOSE ABSTAIN IN THE VOTING SELECTION WHEN RESPONDING.

         MEETING IS AT THE NEW-YORK HISTORICAL SOCIETY AGAIN THIS YEAR
                               2 WEST 77TH STREET
                              AT CENTRAL PARK WEST
                               NEW YORK, NEW YORK

                            LOCATION FOR OUR MEETING

                    [NY HISTORICAL SOCIETY BUILDING GRAPHIC]
                               2 WEST 77TH STREET

                               NEW YORK, NEW YORK

At the time of our Annual Meeting there will be many exhibits on display at The New-York Historical Society. Please feel free to visit these exhibits after the meeting as a guest of The New-York Historical Society and Church & Dwight Co., Inc. Here is a list of some of the exhibits:
    THE SIGHT OF MUSIC: PRINTS FROM THE COLLECTION OF REBA AND DAVE WILLIAMS
                   "NIGHT WALKS": PHOTOGRAPHS BY IRWIN SILVER
             CHOOSING TO PARTICIPATE: FACING HISTORY AND OURSELVES
              WALK ABOUT: NEW YORK STREET PHOTOGRAPHS NOW AND THEN
                              THE COURSE OF EMPIRE
                OUT OF TIME: DESIGNS FOR THE 20TH-CENTURY FUTURE
             FROM THE COLLECTION OF THE NEW-YORK HISTORICAL SOCIETY
                 MASTERWORKS OF 19TH CENTURY AMERICAN PAINTINGS
         GLIMMERS OF THE PAST: PRESENTATION SILVER FROM THE COLLECTION
                                    KID CITY
                               LUMAN REED GALLERY

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297
                                  609-683-5900

                                                                  March 30, 2001

                                PROXY STATEMENT

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 10, 2001 and at any adjournment thereof.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 12, 2001, is entitled to vote in accordance with the Company's Restated Certificate of Incorporation, as amended. At the Annual Meeting, each share of Common Stock beneficially owned by the same person for a period of 48 consecutive months preceding March 12, 2001, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 18 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 12, 2001 were 38,614,602. At the Annual Meeting held on May 11, 2000, as reported in the Certificate of Inspectors of Elections, the number of shares of Company Common Stock entitled to vote at such meeting was 38,409,004 bearing 63,353,802 votes. Of such shares, 8,314,933 were entitled to four votes per share and 30,094,071 were entitled to one vote per share.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting. If no contrary instruction is indicated on the proxy, such proxy will be voted FOR the election of the nominees described herein and FOR approval of the appointment of Deloitte & Touche LLP as independent auditors.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the vote, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors, or abstentions with regard to proposal 2 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposal 2 requires the affirmative vote of such number of shares as are present in person or by proxy and entitled to vote with respect to such matters. Abstentions are counted as votes against proposal 2, whereas broker non-votes are not counted in tabulating the votes thereon.

     This Proxy Statement and the Company's 2000 annual report are available on the Company's web site, www.churchdwight.com, or through the Securities and Exchange Commission's EDGAR database at www.sec.gov. Stockholders of record can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Stockholders may choose this option by marking the appropriate box on the proxy card or by following the instructions provided for voting over the Internet or by telephone.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone by Company employees who will not be additionally compensated. All costs shall be paid for by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

     This Proxy Statement and enclosed form of Proxy and Stockholder Certification Form is expected to be first mailed to Stockholders on March 30, 2001.

                            1. ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes, each class equal or as nearly equal in number as possible, with the Directors in each class serving for a term of three years. At the 2001 Annual Meeting, four Directors will be elected to serve until the 2004 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable to serve as Directors for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws. Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                     STANDING FOR ELECTION -- MAY 10, 2001

TERM EXPIRES IN 2001
                       ROBERT H. BEEBY
[PHOTO OF ROBERT H.    Mr. Beeby, 69, retired in 1991 as President and Chief
BEEBY]                 Executive Officer of Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, he served as
                           President and Chief Executive Officer of Pepsi-Cola
                           International. He currently serves as a member of the
                           Board of Directors of A.C. Neilsen and Modem Media. He
                           has been a member of the Board since 1992 and is a
                           member of the Compensation & Organization Committee of
                           the Board.
                       J. RICHARD LEAMAN, JR.
[Photo of J.           Mr. Leaman, 66, retired in 1995 as President and Chief
Richard Leaman,        Executive Officer of S. D. Warren Company, a producer of
Jr.]                       coated printing and publishing papers. From 1991 through
                           1994 he was Vice Chairman of Scott Paper Company. He is
                           on the Board of Directors of Pep Boys, Ranpak
                           Corporation and Elwyn, Inc. and Vice Chairman of the
                           Executive Committee and Board of Trustees of Widener
                           University. He has been a Director of the Company since
                           1985 and serves as Chairman of the Audit Committee of
                           the Board.
                       DWIGHT C. MINTON
[Photo of Dwignt C.    Mr. Minton, 66, is Chairman Emeritus of the Board. After
Minton]                serving 26 years as Chief Executive Officer, he retired in
                           1995, serving as non-executive Chairman of the Board. On
                           February 12, 2001 he was elected Chairman Emeritus of
                           the Board. He currently serves as Trustee and Treasurer
                           of the National Environmental Education and Training
                           Foundation, Trustee of the National Parks Conservation
                           Association, Trustee of Morehouse College, and is a
                           Director of Crane Co. He has been a Director of the
                           Company since 1965.
[Photo of John O.      JOHN O. WHITNEY
Whitney]               Mr. Whitney, 73, is a Professor and Executive Director, the
                       Deming Center for Quality Management at Columbia Business
                           School. He currently serves as a member of the Board of
                           Directors of the Turner Corporation and Inoveon, Inc. He
                           also serves as Advisory Director of Newsbank. He became
                           a member of the Board in 1992. He is a member of the
                           Compensation & Organization Committee of the Board.

                               CONTINUING DIRECTORS
TERM EXPIRES IN 2002
                       WILLIAM R. BECKLEAN
[PHOTO OF WILLIAM      Mr. Becklean, 64, is Managing Director of SunTrust Equitable
R. BECKLEAN]           Securities, the investment banking subsidiary of SunTrust
                           Bank. He previously served as Managing Director of
                           Tucker Anthony, Inc. a full-service regional brokerage
                           and investment banking firm, and as a Vice President of
                           Kidder, Peabody & Co., Inc. He became a Director of the
                           Company in 1980. Mr. Becklean is a member of the Audit
                           Committee of the Board.
[Photo of Rosina B.    ROSINA B. DIXON, M.D.
Dixon]                 Dr. Dixon, 58, has been a consultant to the Pharmaceutical industry since 1986. She is a Director of Cambrex
                           Corporation and Enzon, Inc. She became Director of the
                           Company in 1979, currently serves as Chairman of the
                           Compensation & Organization Committee and is a member of
                           the Executive Committee of the Board.
                       JON L. FINLEY
[Photo of Jon L.       Mr. Finley, 46, was elected to the Board and appointed
Finley]                President and Chief Operating Officer of the Company
                           effective April 1, 2001. Prior to such date he had been
                           with General Mills since 1983. His service at General
                           Mills included President, Gold Medal Division; Senior
                           Vice President, New Business; President, China Coast
                           Restaurants; and President, Yoplait USA; and since 1998,
                           Senior Vice President, Global Convenience Foods. He is
                           currently a member of the Board of Directors for Bush
                           Brothers.
                       ROBERT D. LEBLANC
[Photo of Robert D.    Mr. LeBlanc, 51, is President, and Chief Executive Officer
LeBlanc]               of Handy & Harman, a diversified industrial manufacturer. He is also Executive Vice President and a member of the
                           Board of Directors of Handy & Harman's parent company
                           WHX Corporation. Prior to joining Handy & Harman, he was
                           Executive Vice President of Elf Atochem North America, a
                           specialty chemicals company. He became Director of the
                           Company in 1998 and is a member of the Compensation &
                           Organization Committee of the Board.

TERM EXPIRES IN 2003
                       ROBERT A. DAVIES, III
[PHOTO OF ROBERT A.    Mr. Davies, 65, is the Chairman of the Board and Chief
DAVIES]                Executive Officer of the Company. From 1995 until February
                           12, 2001, when he was elected Chairman of the Board, he
                           served as the President of the Company. From January
                           1995 to September 1995 he was the President of the Arm &
                           Hammer Division. Mr. Davies was also with the Company
                           from 1969 to 1984 in various positions including
                           President and Chief Operating Officer from 1981 until
                           1984 during which time he also served on the Board of
                           Directors. During the period 1985 to 1990 he served as
                           President & Chief Executive Officer and a member of the
                           Board of Directors of California Home Brands, Inc. He
                           currently serves as a member of the Board of Directors
                           Footstar, Inc. and The Newgrange School. He is a member
                           of the Executive Committee of the Board.


                       JOHN D. LEGGETT, III, PH.D.
[Photo of John D.      Mr. Leggett, 59, is President of Sensor Instruments Co.,
Leggett]               Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental
                           sensing instrumentation. He has been a Director of the
                           Company since 1979 and currently is a member of the
                           Executive and Audit Committees of the Board.

                       JOHN F. MAYPOLE
[Photo of John F.      Mr. Maypole, 61, is Managing Partner, Peach State Real
Maypole]               Estate Holding Company, a family investment partnership. He is a member of the Board of Directors of Dan River Inc.
                           and Massachusetts Mutual Life Insurance Company. He
                           became a Director of the Company in January 1999 and is
                           a member of the Audit Committee of the Board.
                       ROBERT A. MCCABE
[Photo of Robert A.    Mr. McCabe, 66, is Chairman of Pilot Capital Corporation,
McCabe]                whose business is providing equity financing for private
                           companies. He is a member of the Board of Directors of
                           The Atlantic Bank and Thermo Electron Corporation. He is
                           a Trustee of the Whitehead Institute for Biomedical
                           Research, the American School of Classical Studies at
                           Athens, the Thera Foundation, Athens College and the
                           French Library in Boston. He has been a Director of the
                           Company since 1987 and is a member of the Audit
                           Committee of the Board.
                       BURTON B. STANIAR
[Photo of Burton B.    Mr. Staniar, 59, is Chairman of Knoll, Inc., a global office
Staniar]               furnishings company. Prior to joining Knoll, he was Chairman of Westinghouse Broadcasting Co., a diversified media
                           company. He was Director of Marketing for the Company in
                           the mid 1970's. He has been a Director of the Company
                           since April 1999 and is a member of the Compensation &
                           Organization Committee of the Board.

     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 2000 there were ten meetings of the Board of Directors. Each Director attended at least seventy-five percent of the total number of meetings held by the Board of Directors and the total number of meetings held by all Committees of the Board on which such Director served.

     The Board has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The selection of candidates to fill vacancies on the Board of Directors, are part of the responsibilities of the Executive Committee.

     AUDIT COMMITTEE. The Audit Committee, comprised of William R. Becklean; J. Richard Leaman, Jr.; John D. Leggett, III, Ph.D.; John F. Maypole and Robert A. McCabe, met four times during 2000. The Committee's functions include recommending to the Board of Directors the engagement and discharge of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls. All members of the Committee are outside Directors. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. See Audit Committee Report on page 15.

     COMPENSATION & ORGANIZATION COMMITTEE. The Compensation & Organization Committee, comprised of Robert H. Beeby; Rosina B. Dixon, M.D.; Robert D. LeBlanc; Burton B. Staniar and John O. Whitney, met six times during 2000. All of the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include design and administration of the Company's compensation plans, and review and approval of Executive Officer compensation. See Compensation & Organization Committee Report on page 13.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 12, 2001) by each Executive Officer.

NAME                                   AGE                              POSITION
----                                   ---                              --------
Robert A. Davies, III................   65(1) Chairman and Chief Executive Officer
Raymond L. Bendure, Ph.D. ...........   57(1) Vice President Research and Development
Mark A. Bilawsky.....................   53(1) Vice President, General Counsel and Secretary
Mark G. Conish.......................   48(1) Vice President Operations
Steven P. Cugine.....................   38(1) Vice President Human Resources, Acting President and Chief
                                              Operating Officer, Specialty Products Division
Zvi Eiref............................   62(1) Vice President Finance and Chief Financial Officer
Henry Kornhauser.....................   68(1) Vice President -- Advertising
Dennis M. Moore......................   50(1) Vice President Arm & Hammer Division Sales, President,
                                              ARMUS, LLC
John R. Burke........................   49(2) Vice President Financial Analysis and Planning for the Arm &
                                              Hammer Division
Kenneth S. Colbert...................   45(2) Vice President Logistics
Anthony J. Falotico..................   46(2) Vice President Process Development, Packaging and Fabric
                                              Care Product Development
Alfred H. Falter.....................   51(2) Vice President Procurement
W. Patrick Fiedler...................   52(2) Vice President Basic Chemicals, Specialty Products Division
Gary P. Halker.......................   50(2) Vice President, Controller and Chief Information Officer
Jaap Ketting.........................   49(2) Vice President -- International Finance, Specialty Products
                                              Division
Larry B. Koslow......................   49(2) Vice President Marketing, Arm & Hammer Division
Ronald D. Munson.....................   58(2) Vice President Animal Nutrition, Specialty Products Division

---------------
 (1) Executive Officers serving for such term as the Board of Directors shall determine.

 (2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Davies became Chairman of the Board on February 12, 2001 and has served as Chief Executive Officer since 1995. Mr. Davies served as President of the Company from 1995 until February 12, 2001. He served as President of the Arm & Hammer Division from January to September 1995. Mr. Davies was also with the Company from 1969 to 1984 in various positions including President and Chief Operating Officer from 1981 until 1984. From 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc.

     Mr. Bendure joined the Company in 1995 as Vice President Research & Development. From 1988 to 1993 Mr. Bendure was employed by Colgate Palmolive Co. as World Wide Director, Corporate Technology. From 1993 to 1995 Mr. Bendure was Senior Vice President, Optical Research & Development for Allergan.

     Mr. Bilawsky joined the Company in 1976 as Tax and Internal Audit Manager, and in 1979 he became Associate General Counsel and Tax Counsel. He has served as Vice President, General Counsel and Secretary of the Company since 1989.

     Mr. Conish was appointed Vice President Operations in July 1999. He joined the Company in 1975 and served in various management and director positions prior to becoming Vice President Manufacturing and Engineering in 1993. In 1994 he became Vice President Manufacturing and Distribution.

     Mr. Cugine joined the Company in December 1999 as Vice President Human Resources. Since September 2000 he has assumed the additional responsibility of Acting President and Chief Operating Officer of the Specialty Products Division. Prior to joining the Company, Mr. Cugine was with FMC Corporation, where, since 1997, he served as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions in Philadelphia. Mr. Cugine held several positions after joining FMC in 1988 including Human Resources Manager in the Agricultural Products and Specialty Chemical Groups. Prior to that he worked at the David Sarnoff Research Center in Princeton, New Jersey.

     Mr. Eiref rejoined the Company in 1995 as Vice President Finance and Chief Financial Officer, a position he held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance.

     Mr. Kornhauser joined the Company in 1997 as Vice President -- Advertising. Prior to that Mr. Kornhauser was Chairman of the Board of Partners & Shevack, an advertising agency in which he was a principal. Prior to that he served as President of C.T. Clyne until 1980 when he became the Chairman and Chief Executive Officer of his own company, Kornhauser & Calene. In 1989 Kornhauser & Calene merged with Partners & Shevack.

     Mr. Moore joined the Company in 1980 and in 1984 was elected Vice President Human Resources. In May 1989 Mr. Moore became Vice President of Administration and in July 1996 he became Vice President Corporate Business Development. In October 1997 Mr. Moore was appointed Vice President/General Manager International Operations/ Business Development. In February 2000, Mr. Moore was named Vice President Arm & Hammer Division Sales. In June of 2000 he became Vice President Arm & Hammer Division Sales, President ARMUS, LLC.

     Mr. Burke was appointed Vice President -- Financial Analysis and Planning for the Arm & Hammer Division in June 1999. He joined the Company in 1985 as a Senior Financial Analyst and has served the Company in various management positions since 1986, most recently as Director Financial Analysis.

     Mr. Colbert was appointed Vice President, Logistics in October 1999. He joined the Company in 1979 and served in various management and director positions, the most recent being Director, Logistics Strategy.

     Mr. Falotico was appointed Vice President Process Development, Packaging, and Fabric Care Product Development in October 1998. He joined the Company in 1980 and served in various management and director positions, the most recent being Director, Laundry Product/Process Development.

     Mr. Falter joined the Company in 1979 as Plant Controller and served in various managerial positions until March 1988 when he became Director, Corporate Purchasing. In 1995 Mr. Falter was appointed Vice President Corporate Purchasing, and in January 1998 he was appointed Vice President Procurement.

     Mr. Fiedler was appointed Vice President Basic Chemicals in January 1999 and had served as Vice President Sales and Marketing since February 1997 after being appointed Vice President Marketing in 1995. In 1994 Mr. Fiedler was appointed President of Armand Products Company, a partnership in which the Company owns a fifty percent interest, after having previously served as Vice President/General Manager. Prior to that Mr. Fiedler was employed by Occidental Chemical Corporation in various managerial positions.

     Mr. Halker joined the Company in 1977 and in 1984 was appointed Controller. In 1993 Mr. Halker became Chief Information Officer and in 1994 he became Vice President and Chief Information Officer. In 1995 he became Vice President, Controller and Chief Information Officer.

     Mr. Ketting is currently Vice President -- International Finance for the Specialty Products Division. His most recent positions prior to this were Vice President -- Brazil and Director of Financial Analysis and Planning for the Specialty Products Division. Before coming to the Company in 1987, Mr. Ketting held various positions for a period of ten years with Allied Chemical and its General Chemical spin-off.

     Mr. Koslow joined the Company in 1995 as Vice President Marketing Personal Care for the Arm & Hammer Division. For the previous five years, Mr. Koslow was employed by Sterling Winthrop Inc. as Vice President Marketing -- Sterling Health Canada and Category Director, Analgesics -- Sterling Health USA. In May 2000 he became Vice President Marketing for the Arm & Hammer Division.

     Mr. Munson joined the Company in 1983 as Director of Marketing, Chemical Division and has served in various managerial positions in sales and marketing prior to being appointed Vice President and General Manager Performance Products Group in 1989. In 1991 he became Vice President International Operations, Specialty Products Division. In March 1999 he became Vice President Animal Nutrition, Specialty Products Division.

SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 1, 2001, of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

                                                               AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                              -------------------------------------------
                                                                                                PERCENT
NAME AND ADDRESS                                                                                  OF
OF BENEFICIAL OWNER                                             SHARES           VOTES         CLASS(1)
-------------------                                           -----------     -----------     -----------
Neuberger Berman, Inc. .....................................   2,429,183(2)    2,427,183(2)      6.37
  605 Third Avenue
  New York, New York 10158-3698

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, by each Executive Officer listed in the Summary Compensation Table on page 10, and by all Executive Officers and Directors as a group, as of March 12, 2001, is set forth in the table below and the footnotes that follow. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                ----------------------------------------------------      DEFERRED
                                                                             PERCENT       STOCK        COMPENSATION
                                                                               OF       OPTION PLANS        PLANS
NAME                                            SHARES(3)(4)      VOTES     CLASS(1)    (SHARES)(3)     ("SHARES")(4)
----                                            ------------    ---------   ---------   ------------   ---------------
William R. Becklean...........................      12,645         49,617       --          24,000           8,300
Robert H. Beeby...............................      17,157         43,119       --          22,000              --
Robert A. Davies, III.........................      56,863(5)     227,188       --         429,812          96,842
Rosina B. Dixon, M.D. ........................      48,023(6)     189,143       --          24,000          31,609
J. Richard Leaman, Jr. .......................       7,680         30,720       --          24,000          11,200
Robert D. LeBlanc.............................       9,703          9,703       --              --              --
John D. Leggett, III, Ph.D. ..................     785,180(7)   3,125,474     2.03          24,000           1,138
John F. Maypole...............................       5,000          5,000       --              --           3,072
Robert A. McCabe..............................      26,824         77,296       --          24,000           7,782
Dwight C. Minton..............................     212,653(8)     850,612       --         284,762              --
Burton B. Staniar.............................          --             --       --              --           2,970
John O. Whitney...............................      24,076         84,076       --           8,000           9,914
Mark G. Conish................................      12,543(9)      50,172       --          83,400           1,623
Zvi Eiref.....................................     218,656(10)    856,045       --         140,000          13,381
Henry Kornhauser..............................      15,612(11)     50,661       --          79,946           4,080
Dennis M. Moore...............................      40,413(12)    162,436       --         122,600          38,634
All Executive Officers and Directors as a
  group (28 persons)..........................   1,627,779(13)  6,518,850     4.22       1,853,120         236,737

---------------
 (1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if one percent or greater of the class.

 (2) Neuberger Berman, Inc. reported on Form 13G, dated February 1, 2001, sole voting power over 974,483 shares, shared voting power over 1,452,700 shares and shared investment power over 2,429,183 shares. The 2,000 share difference in voting and investment power is a result of clients' accounts over which Neuberger Berman has shared power to dispose but not vote shares.

 (3) Does not include shares of Company Common Stock which each Director and each Executive Officer respectively, has rights to purchase, or will have such rights within sixty (60) days from March 12, 2001, under the Stock Option Plan for Directors (see discussion on page 9) and the Company's stock option plans (see discussion on page 14). These shares are reflected in the table in the column labeled Stock Option Plans (Shares). Such shares are not entitled to vote at the 2001 Annual Meeting of Stockholders.

 (4) Does not include "shares" of Company Common Stock credited to the account of each Director in the Deferred Compensation Plan for Directors (see discussion on page 8) and credited to the account of each Executive Officer in the Deferred Compensation Plan for Officers (see discussion on page 14). These "shares" are reflected in the table in the column labeled Deferred Compensation Plans ("Shares"). Such shares are not entitled to vote at the 2001 Annual Meeting of Stockholders.

 (5) Includes Mr. Davies' interest in 7,129 shares under the Company's Investment Savings and Profit Sharing Plans.

 (6) Includes 9,000 shares held by a trust for which Dr. Dixon, a Director, serves as co-trustee. Dr. Dixon holds shared voting power over such shares. Includes 2,212 shares owned by a child of Dr. Dixon, as to which shares she disclaims any beneficial interest.

 (7) Includes 491,614 shares held by two trusts of which Mr. Leggett serves as co-trustee.

 (8) Includes 80,000 shares owned by Mr. Minton's wife. Includes Mr. Minton's interest in 47,140 shares under the Company's Investment Savings and Profit Sharing Plans.

 (9) Includes Mr. Conish's interest in 11,443 shares under the Company's Investment Savings and Profit Sharing Plans.

(10) Includes Mr. Eiref's interest in 10,349 shares under the Company's Investment Savings and Profit Sharing Plans and Mr. Eiref's interest in 1,924 shares under the Company's Employee Stock Purchase Plan.

(11) Includes Mr. Kornhauser's interest in 10,383 shares under the Company's Investment Savings and Profit Sharing Plans and Mr. Kornhauser's interest in 3,929 shares under the Company's Employee Stock Purchase Plan.

(12) Includes Mr. Moore's interest in 40,413 shares under the Company's Investment Savings and Profit Sharing Plans.

(13) Includes interest of Executive Officers in 211,583 shares under the Company's Investment Savings and Profit Sharing Plans. Includes interest of Executive Officers in 13,659 shares under the Company's Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

     Directors who were not employees of the Company earned an annual retainer of $20,000 in 2000. In addition, non-employee Directors earned $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit Committee or the Compensation & Organization Committee earned $2,000 for each committee meeting attended and all other non-employee Directors earned $1,000 for each committee meeting attended. The annual retainer and attendance compensation for Directors will remain the same for the year 2001. Non-employee Directors do not participate in any of the Company's compensation plans. Directors' compensation programs are described below. The compensation of each non-employee Director for 2000 did not exceed $43,000 with the exception of Mr. Minton (see Transactions with Management discussion on page 14).

     Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner is recorded in a ledger account and is deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such account. Actual shares of Company Common Stock are not held in such account and as such, each participating Director has no voting or investment rights for such "shares". Certain Directors have elected to defer compensation as described herein and as of December 31, 2000, the number of "shares" represented by amounts held in their ledger accounts are as set forth in the Security Ownership table on page 7.

     Those Directors not electing to defer their compensation are paid pursuant to the rules of the Compensation Plan for Directors (the "Plan") which the Board of Directors of the Company adopted on December 13, 1995. The Plan was approved by the stockholders at the May 9, 1996 Annual Meeting and became effective January 1, 1996.

     The Plan provides for the payment of Director's compensation, in the form of Company Common Stock, at the end of the calendar year for which such compensation was earned. The number of shares paid is determined as follows: (i) on the first stock trading day in January, the retainer and meeting fees to be paid to each Director for that calendar year (see Compensation of Directors discussion above) are converted into shares of Company Common Stock, rounded up to the nearest whole share. (For example, if a Director is to receive $20,000 for the annual retainer and $1,000 for each Board Meeting attended and the closing price of Company Common Stock on the first trading day in January is $22.00 per share, then the compensation, calculated in terms of shares of Company Common Stock, would be 909.1 shares, rounded to 910 shares, for the annual retainer, and 46 shares, for each meeting attended); (ii) on the first stock trading day following the Company's regularly scheduled Board Meeting in December, the compensation earned by each Director, in shares of Company Common Stock, is converted into dollars using the closing price of Company Common Stock on such day; and (iii) at such time each Participant may elect to receive up to fifty percent of such determined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid are distributed by December 31 of such year.

     STOCK OPTION PLAN FOR DIRECTORS. The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company (the "Participant").

     The Plan authorizes the granting of options to purchase shares of Company Common Stock (the "Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options may be exercised only by the Participant during his/her lifetime, and may only be transferred by will, the laws of descent and distribution, or upon approval of the Board of Directors.

     Participants are granted an option to purchase 4,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, with the exception that a Participant's initial option grant shall be 6,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 1,000,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 2000, 1999 and 1998 to, or for, the Chief Executive Officer, and each of the next four highest paid Executive Officers of the Company who served as Executive Officers during the fiscal year ended December 31, 2000 and whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                        --------------------
                                                       ANNUAL COMPENSATION               AWARDS      LTIP
                                            -----------------------------------------   --------   ---------    ALL OTHER
                                                                         OTHER ANNUAL   OPTIONS                COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR    SALARY    BONUS(1)   COMPENSATION   (SHARES)   PAY-OUTS     (2)(3)(4)
       ---------------------------          ----   --------   --------   ------------   --------   ---------   ------------
ROBERT A. DAVIES, III.....................  2000   $396,000   $300,000        $--        60,100       --         $ 85,037
Chairman and                                1999    380,667    400,000        --         47,600       --          101,078
Chief Executive Officer                     1998    364,667    451,275        --         98,400       --           38,322

MARK G. CONISH............................  2000    188,500     87,000        --         15,400       --           27,385
Vice President                              1999    180,333     96,700        --         11,200       --           31,730
Operations                                  1998    174,283    102,000        --         17,000       --           20,924

ZVI EIREF.................................  2000    243,917    130,000        --         25,000       --           42,158
Vice President and                          1999    228,417    141,000        --         19,800       --           46,909
Chief Financial Officer                     1998    218,417    147,500        --         26,200       --           25,541

HENRY KORNHAUSER..........................  2000    208,500     90,000        --         17,000       --           31,964
Vice President                              1999    200,333    107,500        --         30,000       --           38,554
Advertising                                 1998    182,942    107,000        --         23,000       --           25,263

DENNIS M. MOORE...........................  2000    224,558    100,000        --         41,400       --           32,761
Vice President                              1999    206,375    100,500        --         13,800       --           38,349
Arm & Hammer Division Sales,                1998    197,375    127,000        --          9,100       --           22,262
President ARMUS, LLC

---------------
(1) Represents incentive compensation payments under the Company's Annual Incentive Compensation Plan as discussed on page 13.

(2) Includes Company contributions, vested and unvested, under the Company's Investment Savings Plan and the Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 2000, 1999 and 1998, respectively: R.A. Davies, III $60,820, $79,215, $19,067; M.G. Conish $25,029, $29,580, $19,200; Z. Eiref $31,861, $38,195, $19,200; H. Kornhauser
    $27,077, $32,233, $19,957; D.M. Moore $28,585, $34,270, $19,200.

(3) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 2000, 1999 and 1998, respectively: R.A. Davies, III $6,780, $7,000, $6,140; M.G. Conish $555, $600, $370; Z. Eiref
    $2,744, $2,040, $442; H. Kornhauser $1,251, $1,740, $139; D.M. Moore $1,637,
    $1,900, $1,121.

(4) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 2000, 1999 and 1998, respectively: R.A. Davies, III $17,437, $14,863, $13,115; M.G. Conish $1,801, $1,550, $1,354; Z. Eiref $7,553, $6,674, $5,899; H. Kornhauser
    $3,636, $4,581, $5,167; D.M. Moore $2,539, $2,179, $1,941.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 2000 pursuant to the 1998 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

           OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                                       INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE VALUE
                                        ------------------------------------------------    AT ASSUMED ANNUAL RATES
                                                   % OF TOTAL                                    OF STOCK PRICE
                                                     OPTIONS                                APPRECIATION FOR OPTION
                                                   GRANTED TO     EXERCISE                     TERM (10 YEARS)(2)
                                        OPTIONS   EMPLOYEES IN      PRICE     EXPIRATION   --------------------------
NAME                                    GRANTED    FISCAL YEAR    ($/SHARE)      DATE       5% ANNUAL     10% ANNUAL
----                                    -------   -------------   ---------   ----------   -----------   ------------
Robert A. Davies, III.................  60,100        7.86         17.125     02-24-2010     $647,266     $1,640,299
Mark G. Conish........................  15,400        2.02         17.125     02-24-2010      165,855        420,310
Zvi Eiref.............................  25,000        3.27         17.125     02-24-2010      269,245        682,321
Henry Kornhauser......................  17,000        2.23         17.125     02-24-2010      183,087        463,978
Dennis M. Moore.......................  17,600        2.30         17.125     02-24-2010      189,549        480,354
                                        23,800        3.12         17.781     08-02-2010      266,145        674,464

---------------
(1) Stock options, under the 1998 Stock Option Plan, are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant. The options shown in the table above were granted on February 24, 2000 with the exception of the 23,800 options granted to Mr. Moore on August 2, 2000.

(2) These amounts assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the assumed rates. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of the Company's Common Stock.

     The following table sets forth information for the Company's option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table on page 10, during 2000, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000, and (ii) values for in-the-money options which represent the difference between the exercise price of such stock options and the price of Company Common Stock as of December 31, 2000.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 2000 AND OPTION VALUE
                              AT DECEMBER 31, 2000

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING               VALUE OF UNEXERCISED
                                       SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                  EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 -----------   --------   -----------   -------------   -----------   -------------
Robert A. Davies, III..............        --            --     367,012        170,500      $4,183,450     $1,022,297
Mark G. Conish.....................     4,400      $ 43,075      68,800         41,200         834,325        246,113
Zvi Eiref..........................        --            --     114,000         70,800       1,327,113        424,113
Henry Kornhauser...................        --            --      70,946         56,000         732,534        243,000
Dennis M. Moore....................    23,800      $260,938      61,800         46,100         726,581        254,241

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
        AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1) LINE GRAPH

                                                         COMPANY                  S&P 500 INDEX            HOUSEHOLD PRODUCTS
                                                         -------                  -------------            ------------------
1990                                                      87.72                       46.42                       45.31
1991                                                     150.61                       60.56                       52.79
1992                                                     159.58                       65.17                       59.14
1993                                                     146.49                       71.74                       65.82
1994                                                      95.17                       72.69                       71.44
1995                                                        100                         100                         100
1996                                                     126.27                      122.96                      128.96
1997                                                     157.48                      163.98                      181.36
1998                                                     204.94                      210.85                      214.12
1999                                                      307.8                      255.21                      256.08
2000                                                     260.53                      231.98                      216.45

(1)The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Fort James Corp., Procter & Gamble and Kimberly Clark.

                                    CHARTER
        COMPENSATION & ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

     MEMBERSHIP: The Board of Directors' Compensation & Organization Committee (the "Committee") consists entirely of independent, non-employee Directors.

     RESPONSIBILITIES: To adopt and implement an effective total compensation program consistent with the compensation philosophy of the Committee supporting the achievement of the overall goals of the Company. The total executive compensation program and practices of the Company shall be designed with full consideration of all human resource needs, accounting, tax, securities law, and regulatory requirements and should be of the highest quality.

     The Committee administers the Company's Incentive Compensation Plan, Stock Option Plan, and appoints and monitors the Employee Benefits Committee. The Committee consults generally with management on matters concerning executive compensation and on retirement, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It makes recommendations to the Board of Directors on organization, succession and compensation generally, individual salary rates, supplemental compensation and special awards, the election of officers, and similar matters where Board approval is required. Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

     Acting as the Governance Committee, the Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board Committees, coordinates evaluation of Board performance, Chief Executive Officer's performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors, and evaluates prospective nominees.

     The Committee shall maintain free and open means of communications between the Board of Directors, any independent consultants, the internal human resources professionals and the Chief Executive Officer of the company, and other key officers as may be necessary in the normal course of business.

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     In order to achieve its performance objectives, the Company believes that it must be able to attract, motivate and retain qualified people with appropriate talents, skills and abilities. Accordingly, the Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     It is the policy of the Committee to make a high proportion of executive officer compensation dependent on annual performance, long-term performance and on enhancing stockholder value. Executive officer compensation has both short-term and long-term components. Short-term components include base salary and annual incentive compensation. The long-term component includes stock option grants under the Company's Stock Option Plans. Using external surveys as a guide, the level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Committee. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would compare its performance in the marketplace. Within the past few years the Committee has sought to adjust the mix of compensation by placing increased emphasis on the more variable, performance based portion, such as incentive compensation and stock option grants, and less emphasis on the fixed portion, base salaries.

BASE SALARY AND ANNUAL INCENTIVE COMPENSATION

     Executive officer base salary is determined by comparing such Executive Officer's base salary to that of his/her counterparts in the Company's peer group as shown in the periodic external salary surveys. The factors used in the evaluation of the Executive Officer's performance, include the level of responsibility and contribution to the achievement of the Company's strategic operating objectives, including objectives specific to the individual Executive Officer.

     Annual incentive compensation for Executive Officers is awarded under the Company's Incentive Compensation Plan and is based on both Company and individual performance. For 2000 Company performance measures were organic sales growth and operating margin performance. The incentive compensation pool may be increased or decreased from its par value depending upon the extent to which the Company's performance surpasses or underachieves the organic sales growth and operating margin performance of a comparison group of companies. The Committee may also consider unusual or non-recurring factors in reaching its final determination of the size of the incentive compensation pool. Each individual Executive Officer's annual incentive compensation is determined by the Committee using a previously determined percentage of base salary for each Executive Officer modified by a factor based on the evaluation of that officer's performance. The Committee relies heavily, but not exclusively on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies to determine base salaries, overall bonus funds and individual bonus awards.

     The Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of the Executive Officer's level of achievement of the specific performance-related goals or as a result of the Company's level of performance relative to the comparison group of companies.

     The base salary and incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page 10. In comparison with the company's peer group, base salaries plus incentive compensation, in the aggregate, paid to Executive Officers for 2000 are expected to be slightly below the median level, reflecting the Company's relative performance versus the comparison group during 2000.

LONG-TERM AND OTHER COMPENSATION

     The long-term incentive component is in the form of stock options granted under the Company's Stock Option Plans. The Company encourages participants in the plans to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period, which options vest 100% on the third anniversary of the grant, at the fair market value per share on the date of the grant. On February 24, 2000 options were granted to management employees, including Executive Officers, at $17.125 per share, the fair market value on the date of the grant. In addition an option was granted to Mr. Moore, in recognition of his appointment as President, ARMUS LLC, on August 2, 2000 at $17.781 per share, the fair market value on the date of such award. The number of options granted to an Executive Officer is based on a percentage of the Executive Officer's salary, determined by the Committee considering the recommendation of the Human Resources Department, and the market price per share on the day of the grant.

     The Internal Revenue code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, in 1988 the Company adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations. Effective December 1, 1995 the Company amended the Deferred Compensation Plan to allow for the deferral of other compensation, in whole or in part, at the discretion of each Executive Officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Davies' base salary for 2000 was below the median level with respect to the Company's peer group, reflecting the Committee's desire to place more emphasis on his performance based compensation such as incentive compensation and stock options.

     In January 2001, the Committee reviewed the performance of the Company and Mr. Davies. Using the methodology described earlier in this report under "Base Salary and Annual Incentive Compensation," the Committee determined that the Company performed slightly below the comparison group of companies and awarded Mr. Davies a bonus of 75% of base salary, essentially equal to his target award. Mr. Davies' incentive compensation award for 2000 is expected to be at the median level in comparison with the Company's peer group.

THE UNDERSIGNED MEMBERS HAVE SUBMITTED THIS REPORT TO THE BOARD OF DIRECTORS:

Rosina B. Dixon, M.D., Chairman            Burton B. Staniar
Robert H. Beeby                            John O. Whitney
Robert D. LeBlanc

Dated: March 30, 2001

TRANSACTIONS WITH MANAGEMENT

     Mr. Dwight C. Minton, Chairman Emeritus of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date, the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement shall continue for the life of Mr. Minton. Pursuant to this consulting arrangement, Mr. Minton's compensation for 2000 was $250,000. For subsequent years, his compensation shall be at the annual rate of $100,000 subject to review and adjustment by the Board. For 2001, the Board determined that Mr. Minton's compensation shall be $200,000. In addition, the Company has agreed to continue Mr. Minton's medical benefits and provide office space and administrative support during the term of the consulting agreement. The Company has further agreed that outstanding stock options granted to Mr. Minton pursuant to the Company's Stock Option Plans did not expire upon his termination of employment with the Company. Mr. Minton's right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options. Mr. Minton shall receive no other fees relating to his service as Chairman Emeritus and shall not be eligible to participate in the Compensation Plan for Directors.

     The Company has agreed that outstanding stock options granted to Mr. Robert
A. Davies, III, Chairman of the Board and Chief Executive Officer, pursuant to the Company's Stock Option Plans will not expire upon his termination of employment with the Company. Mr. Davies' right to exercise such stock options shall continue for the ten-year period commencing on the grant dates of the respective options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 2000. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 2000, except that a report for Mr. Ronald Munson, Vice President Animal Nutrition, Specialty Products Division, for two transactions was inadvertently filed late. All other reports for Mr. Munson were filed timely.

                           2. APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board, subject to approval by stockholders at the Annual Meeting, has appointed Deloitte & Touche LLP as independent auditors for the Company to examine its consolidated financial statements for 2001, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche LLP has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche LLP, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company's management has primary responsibility for preparing the Company's financial statements and the Company's financial reporting process. The Company's independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee hereby reports as follows:

          1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

          2. The Audit Committee has discussed with the independent accountants the matters required by generally accepted auditing standards.

          3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

          4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

     The undersigned members of the Audit Committee have submitted this Report to the Board of Directors:

J. Richard Leaman, Chairman                John F. Maypole
William R. Becklean                        Robert A. McCabe
John D. Leggett III, Ph. D.

Dated: March 30, 2001

PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Company for the fiscal year ending 2000 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

Audit Fees..................................................  $315,000
Financial Information Systems Design and Implementation
  Fees......................................................        --
All Other Services Fees(a)..................................  $151,000

---------------
(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence, and has determined that these fees have not impaired such independence.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 2002 Annual Meeting of Stockholders must be received no later than December 1, 2001, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                            DISCRETIONARY AUTHORITY

     A duly executed proxy given in connection with the Company's 2001 Annual Meeting of Stockholders will confer discretionary authority on the proxies named therein, or any of them, to vote at such meeting on any matter of which the Company does not have written notice on or before February 15, 2001, without advice in the Company's proxy statement as to the nature of such matter.

                          ANNUAL REPORT AND FORM 10-K

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR 2000, INCLUDING FINANCIAL STATEMENTS, IS BEING FURNISHED, SIMULTANEOUSLY WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 12, 2001, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. A COPY OF THE COMPANY'S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING THE EXHIBITS THERETO, WILL BE PROVIDED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO SECRETARY, CHURCH & DWIGHT CO., INC., 469 N. HARRISON STREET, PRINCETON, NEW JERSEY, 08543-5297. THE FORM 10-K PROVIDED TO STOCKHOLDERS WILL INCLUDE A LIST OF EXHIBITS TO THE FORM 10-K. COPIES OF EXHIBITS WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND UPON PAYMENT OF REPRODUCTION AND MAILING EXPENSES.

                                      MARK A. BILAWSKY
                                      Vice President, General Counsel and
                                      Secretary

Princeton, New Jersey
March 30, 2001

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Annual Meeting of Stockholders; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn.: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Annual Meeting of Stockholders.

     The Company will notify stockholders of record who are natural persons, in advance of Annual Meeting of Stockholders, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 10, 2001

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the _____ shares of the Company's Common Stock held of record by the Undersigned on March 12, 2001, _____ shares have been beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      Dated:
                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------
                                      Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   APPENDIX A

                                    CHARTER
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee ("Audit Committee") of the Board of Directors ("Board") of Church & Dwight Co., Inc. (the "Company") was established to assist the Board in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company.

     MEMBERSHIP: The Audit Committee shall consist of not fewer than three nor more than five members of the Board, each of whom is generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise, as determined by the Board. No member of the Audit Committee shall be an active or retired employee of the Company, and each of them shall be independent of management and free from any relationship that, in the opinion of the Board, would interfere with their independent judgment as a member of the Audit Committee.

     RESPONSIBILITIES: The Audit Committee serves as the representative of the Board for the general oversight of Company affairs in the area of financial accounting and reporting and the underlying internal controls. Through its activities, the Audit Committee will facilitate open communication among directors, the Company's independent accountants, and corporate management. The Audit Committee will assist the Board in discharging its fiduciary responsibilities to stockholders, providing assurance as to the independence of the Company's outside accountants and the adequacy of disclosure to stockholders and to the public.

     Specifically, The Audit Committee will:

           1. Hold no less than three regularly scheduled meetings each year, normally in January, February, and October, and other meetings from time to time as may be necessary. A majority of the Audit Committee members shall be present to constitute a quorum of the Audit Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Audit Committee.

           2. Recommend to the Board the selection, evaluation and retention of the independent accountants that audit the financial statements of the Company. In the process, the Audit Committee will discuss and consider the independent accountants' written affirmation that they are in fact independent. The independent accountants will be accountable to the Audit Committee and the Board.

           3. Provide to the independent accountants full access to the Audit Committee to report on any and all appropriate matters.

           4. Review with representatives of the independent accountants:

       - The plan for and scope of its annual audit of the Company's financial statements.

       - The results of the annual audit. Review any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

       - The written report, if any, regarding recommendations related to internal control weaknesses.

       - Any significant changes made by management in the basic accounting principles and reporting standards used in the preparation of the Company's financial statements.

           5. Annual Statements: Review annual audited financial statements with management and the independent accountants. It is anticipated that these discussions will include the independent accountants' judgment about the quality of the Company's accounting principles, significant changes to accounting principles, unusual transactions, review of highly judgmental areas, the effect of uncorrected misstatements, and such other inquiries as may be appropriate. Make a recommendation to the Board as to whether the audited financial statements should be included in the Company's annual report on Form 10K.

           6. Quarterly Statements: The objective of a review of interim financial information differs significantly from that of an audit. Therefore, any discussion of the independent accountants' judgments about the quality of the Company's accounting principles or their application in interim financial reporting would generally be limited to the impact of significant events, transactions, and changes in accounting estimates considered by the independent accountants in performing their review procedures. If such significant events or changes have been identified, the Audit Committee expects the independent accountants to communicate these matters to the Audit Committee or be satisfied, through discussions with the Audit Committee or its Chairman, that such matters have been communicated by management.

           7. Prepare an Audit Committee Report for inclusion in proxy or information statements relating to votes of stockholders.

           8. Review the extent of any services outside the audit area performed for the Company by its independent accountants.

           9. Review compliance by Company officers with the Company's policies regarding travel and entertainment expenditures.

          10. Make such other recommendations to the Board on such matters, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board.

          11. Meet privately from time to time with representatives of the independent accountants, and management.

          12. Review and update the Audit Committee's Charter annually.

                                   APPENDIX B

                                FINANCIAL REVIEW

    The Financial Review discusses the Company's performance for 2000 and compares it to previous years. This Review is an integral part of the Annual Report and should be read in conjunction with all other sections.

2000 COMPARED TO 1999

  Net Sales

    Net sales increased by $55.5 million or 7.5% to $795.7 million, compared to $740.2 million in the previous year. The majority of this increase was due to growth in the Consumer Products business.

    These net sales have been impacted by the Company adopting EITF 00-10, "Accounting for Shipping and Handling Fees and Costs" which resulted in an increase in net sales and cost of sales for the full year 2000 and 1999 of $9.9 million and $10.1 million, respectively. The EITF, however, did not affect net income for either period.

    Consumer Products were up 8.0% led by the addition of the CLEAN SHOWER and SCRUB FREE brands acquired in late 1999, and strong growth in cat litters and liquid laundry detergent. These sales gains were partially offset by lower deodorant and gum sales. The prior year's results reflected a 4.8% increase from strong growth in ARM & HAMMER SUPER SCOOP Cat litter, increased sales for the first full year of ARM & HAMMER ADVANCE WHITE toothpaste, partially offset by lower sales of ARM & HAMMER DENTAL CARE Gum.

    Specialty Products were up 5.5% due largely to the first full year consolidation of QGN, the Company's 75% owned Brazilian subsidiary. Last year's sales increased 15.7% due to the partial year consolidation of QGN and strong sales of animal nutrition products that were partially offset by the de-consolidation of the Specialty Cleaners business, which is accounted for on the equity method in 1999 following the formation of the ArmaKleen Company as a 50% owned affiliate.

  Operating Costs

    The Company's gross margin decreased to 43.4% from 44.0% in the prior year. Major favorable factors included cost efficiencies obtained through the consolidation of personal care product manufacturing following the Greenville plant shutdown in 1999; the elimination of co-packers to meet higher than expected order requirements in 1999; and more direct plant shipments which reduced overall distribution costs. This favorable margin improvement, however, was more than offset by approximately $2 million of additional depreciation and inventory and equipment relocation costs associated with the Syracuse plant shutdown following the announcement of the formation of the ARMUS joint venture with USA Detergents; higher raw and packaging materials for consumer products; and, a less favorable product mix.

    Advertising, consumer and trade promotion expenses increased $2.5 million to $178.6 million. Higher advertising of deodorizing products, particularly for cat litter, together with higher trade promotion expenses associated with the bathroom cleaners acquired late in 1999, were partially offset by lower consumer promotion expenses.

    Selling, general and administrative expenses increased $5.7 million. Major factors contributing to this increase included higher personnel and outside service costs in support of new business initiatives, the latter of which primarily involved higher information systems work in preparation for electronic commerce capabilities; the full year amortization of intangibles relating to the bathroom cleaners acquisitions, and the full year inclusion of the Brazilian subsidiary. These increases were partially offset by lower selling expenses as the Company combined its sales force with USA Detergents as a first step in making ARMUS operational, supported by a single national broker organization, and a lower deferred compensation liability.

    During the third quarter of 2000, as a step in implementing the ARMUS joint venture, the Company announced that it will close its Syracuse plant in early 2001, and recorded a pre-tax charge of $21.9 million.

    In early 1999, the Company sold most of its trona mineral leases in Wyoming for approximately $22.5 million, resulting in a one-time gain of approximately $11.8 million.

    The Company recorded a pre-tax charge of $6.6 million for impairment and certain other items related to a planned plant shutdown late in 1999, which included the rationalization of both toothpaste and powder laundry detergent production.

  Other Income and Expenses

    The decrease in equity in earnings of affiliates is due to lower competitive pricing on higher unit volume of Armand Products which combined with higher costs, resulted in a $2 million reduction in our profitability. The remaining decrease is mostly attributable to the ArmaKleen Company, a joint venture with the Safety-Kleen Company, the latter of which filed for chapter 11 during the second quarter of 2000. This caused the ArmaKleen Company to record a $1.4 million charge, half of which resulted in a reduction in our profitability. Should the Safety-Kleen Company be unable to emerge from Chapter 11, the results of operations and financial position of the Armakleen Company would be adversely affected.

    Investment income increased mostly due to the receipt of interest on an outstanding note receivable, which was finally collected mid-year. Although the Company substantially reduced its outstanding debt position from the beginning of the year following the bathroom cleaners acquisition in late 1999, higher average outstanding debt coupled with higher interest rates in 2000 resulted in an increase in interest expense.

  Taxation

    The effective tax rate for 2000 was 35.1%, compared to 36.9% in the previous year. The lower effective rate in 2000 is primarily due to a lower effective state rate and lower taxes related to foreign activity.

  Net Income and Earnings Per Share

    The Company's net income for 2000 was $33.6 million, equivalent to diluted earnings of $.84 per share, compared to $45.4 million or $1.11 per share in 1999.

1999 COMPARED TO 1998

  Net Sales

    Net sales increased by $47.5 million or 6.9% to $740.2 million, compared to $692.7 million in the previous year. The majority of this increase was due to growth in the Consumer Products business.

    The impact of the previously mentioned EITF was an increase in sales and cost of sales for 1999 and 1998 of $10.2 million and $8.3 million, respectively. The EITF, however, did not affect net income for either period.

    Consumer Products were up 4.8% led by strong growth in deodorizing products, particularly ARM & HAMMER SUPER SCOOP Cat Litter, and increased toothpaste sales resulting from the introduction of the ARM & HAMMER ADVANCE WHITE product line in late 1998, partially offset by lower sales of ARM & HAMMER DENTAL CARE Gum. Last year's results reflected a 22.0% increase in consumer product sales relating to the introduction of two major new products introduced in late 1997 and early 1998, ARM & HAMMER SUPER SCOOP Cat Litter and ARM & HAMMER DENTAL CARE Gum.

    Specialty Products were up 15.7% due largely to the inclusion of QGN, the Company's 75% owned Brazilian subsidiary, whose results are now consolidated, and strong sales of animal nutrition products, particularly MEGALAC Rumen Bypass Fat. These increases were partially offset by the de-consolidation of the Specialty Cleaners business which is accounted for on the equity method in 1999 following the formation of the ArmaKleen Company as a 50% owned affiliate.

  Operating Costs

    The Company's gross margin decreased slightly to 44.0% from 44.1% in the prior year. Major favorable factors included lower direct manufacturing costs, particularly in the form of lower material costs, and improved distribution efficiencies. This margin improvement, however, was more than offset by the inclusion of the Brazilian subsidiary, the shift in the high margin specialty cleaning business from having its results fully consolidated in 1998 to being accounted for as an equity investment in 1999, and the use of co-packers to meet higher than expected order requirements. The one-time acquisition related inventory costs of the CLEAN SHOWER and SCRUB FREE brands also contributed to gross margin decline in 1999.

    Advertising, consumer and trade promotion expenses decreased $6.1 million to $176.1 million. The most significant factor behind this decrease is lower expenses in support of the oral and personal care product line, compared to the previous year which included introductory costs of ARM & HAMMER DENTAL CARE Gum. This reduction in expenses was partially offset by higher promotional support behind the deodorizing product line and the introduction of ARM & HAMMER SUPER STOP, the Company's first entry into the traditional clay cat litter market.

    Selling, general and administrative expenses increased $5.2 million. Major factors contributing to this increase included higher brokerage expenses related to higher sales, higher personnel and outside service costs in support of new business initiatives, the inclusion of the Brazilian subsidiary, and higher net costs of information systems, as less of these expenditures qualified for capitalization in 1999. These increases were partially offset by the reorganization of the Specialty Cleaners business in 1999.

    In early 1999, the Company sold most of its trona mineral leases in Wyoming for approximately $22.5 million, resulting in a one-time gain of approximately $11.8 million.

    The Company recorded a pre-tax charge of $6.6 million for impairment and certain other items related to a planned plant shutdown late in 1999, which included the rationalization of both toothpaste and powder laundry detergent production.

  Other Income and Expenses

    The increase in equity in earnings of affiliates is due to the formation of the ArmaKleen Company as a 50% affiliate, which product lines prior to this year were fully consolidated in the Specialty Cleaners business. The Company also benefited from a $.4 million additional contribution from our Brazilian subsidiary during the period of 1999 that the Company owned only 40%, and did not consolidate this subsidiary.

    The Armand Products Company saw a 7.5% sales decline driven by an increase of imports and domestic production of video glass. Although manufacturing cost reductions were obtained, our profitability in this business declined by approximately $.6 million.

    Investment income was lower than a year ago as a result of a lower amount of average cash available for investment. Other expenses in 1998 were largely the result of foreign exchange losses, which included translation losses incurred by our Venezuelan subsidiary due to the devaluation of the local currency.

    Although average domestic debt outstanding during 1999 was lower than the prior year, interest expense was up slightly because of the debt service costs of the Brazilian subsidiary.

  Taxation

    The effective tax rate for 1999 was 36.9%, compared to 34.4% in the previous year. The lower effective rate in 1998 is primarily due to the utilization of tax losses of our Venezuelan subsidiary that could not be utilized in prior years.

  Net Income and Earnings Per Share

    The Company's net income for 1999 was $45.4 million, equivalent to diluted earnings of $1.11 per share, compared to $30.3 million or $.76 per share in 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's balance sheet was strong at both the 2000 and 1999 year-end. The net debt position, after deducting cash and short-term investments, decreased to $9.4 million at December 31, 2000 from $60.6 million at December 31, 1999.

    In 2000, operating cash flow was an exceptionally strong $102.8 million. Major factors contributing to the cash flow from operating activities included higher operating earnings before non-cash charges for depreciation and amortization, and the non-cash write-off costs associated with the Syracuse plant shutdown. Operating cash flow was further enhanced by effective use of working capital as inventories decreased by $17.1 million, accounts payable increased by $20.3 million, and accounts receivable increased by less than $1 million in a year where sales increased by 7.5%. Operating cash flow was used for financing activities to reduce outstanding debt by $50.0 million, purchase $20.5 million of treasury stock, and pay cash dividends of $10.7 million. Operating cash flow was also used to invest in USA Detergents common stock of $10.4 million, and to fund capital expenditures of $21.8 million.

    The Company has a total debt-to-total capitalization ratio of approximately 13%. At December 31, 2000 the Company had $96 million of additional domestic borrowing capacity available through short-term lines of credit and its revolving credit agreement. Capital expenditures in 2001 are expected to approximate the level of depreciation and amortization. Management believes that operating cash flow, coupled with the Company's access to credit markets, will be more than sufficient to meet the anticipated cash requirements for the coming year.

    In 1999, operating cash flow was $64.0 million. The most significant factor contributing to the cash flow from operating activities was the higher operating earnings before non-cash charges for depreciation and amortization. Operating cash flow together with the proceeds from the sale of mineral rights and additional net borrowings of $30.0 million, were used to acquire the CLEAN SHOWER and SCRUB FREE brands, and to increase our investment in the Brazilian subsidiary to a 75% majority owned position. Cash flow was also used to fund significant capital expenditures associated mainly with the reformulated powder laundry detergent manufacturing process at Green River, toothpaste and gum manufacturing capabilities at Lakewood, and the expansion of Megalac capacity at Old Fort. Other major uses of cash included the payment of cash dividends and the purchase of $9.1 million of treasury stock.

                                  OTHER ITEMS

MARKET RISK

  Interest Rate Risk

    The Company has available short-term unsecured lines of credit with several banks. The Company's primary domestic line of credit is $70 million, of which $10 million was utilized as of December 31, 2000; and $50 million of a revolving credit agreement of which $14 million was utilized at December 31, 2000. The weighted average interest rate on these borrowings at December 31, 2000 was approximately 6.6%. The Company entered into interest rate swap agreements to reduce the impact in interest rates on this debt. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2000, the Company entered into agreements for a notional amount of $20 million, swapping debt with a three month LIBOR rate for a fixed rate that averages 7.2%. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company's debt. However, a drop of 10% in interest rates would result in an immaterial payment under the swap agreement in excess of what would have been paid based on the variable rate.

    The Company's domestic operations and its Brazilian subsidiary have short and long term debts that are floating rate obligations. If the floating rate was to change by 10% from the December 31, 2000 level, annual interest expense associated with the floating rate debt would be immaterial.

  Foreign Currency

    The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/British Pound, U.S. Dollar/Japanese Yen, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real.

    The Company enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar, the British pound and the Japanese Yen. The terms of these contracts are for periods of under 12 months. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The amount outstanding at December 31, 2000 and 1999 of "sell" contracts, translated into U.S. dollars using the rates current at the reporting date, were $56,000 and $3,944,000, respectively. At December 31, 2000, the Company had an immaterial unrealized gain and an immaterial unrealized loss at December 31, 1999. Had there been a 10% change in the value of the underlying foreign currency, the effect on these contracts would still have been immaterial.

    The Company is also subject to translation exposure of the Company's foreign subsidiary's financial statements. A hypothetical change in the exchange rates for the U.S. Dollar to the Canadian Dollar, the British Pound and the Brazilian Real from those at December 31, 2000 and 1999, would result in an annual currency translation gain or loss of approximately $.3 million in 2000 and $.6 million in 1999.

  New Accounting Pronouncement

    The Company recognizes revenue when product is shipped to trade customers. The Company has reviewed SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, issued in December 1999, and has determined it will not have a material effect on the Company's consolidated financial statements.

    During the third quarter, the Emerging Issues Task Force issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs". This EITF issue addresses income statement classification of amounts charged to customers for shipping and handling, as well as costs incurred related to shipping and handling. The EITF requires amounts invoiced to customers be included as part of revenue. The related expense is classified in cost of sales. The Company's Specialty Products Division previously offset amounts charged to customers in cost of sales. This reclassification amounted to $9.9 million, $10.1 million and $8.3 million in 2000, 1999 and 1998, respectively.

    The EITF issue was effective for the fourth quarter 2000 and there is no net income impact. Financial information contained elsewhere in these financial statements has been restated.

    In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivatives be recorded in the balance sheet as either an asset or liability measured at fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of adoption of SFAS No. 133 for one year. The Company will adopt SFAS No. 133 in the 2001 financial statements. The Company has evaluated this Statement and has determined there will not be a material impact on the Company's consolidated financial statements.

  Competitive Environment

    The Company operates in highly competitive consumer-product markets, in which cost efficiency and innovation are critical to success.

    Most of the Company's laundry and household cleaning products are sold as value brands, which makes their cost position most important. To stay competitive in this category, the Company announced it was forming a joint venture with USA Detergents which will combine both laundry detergent businesses. The new venture, named Armus LLC, encompasses Church & Dwight's ARM & HAMMER Powder and Liquid Laundry Detergents and USA Detergent's XTRA Powder and Liquid Detergents and NICE 'N FLUFFY Liquid Fabric Softener brands. The Armus joint venture became operational on January 1, 2001, creating the third largest entity in the $6 billion U.S. laundry detergent business with sales of around $400 million. The Company expects the synergies from the venture to potentially reach an annual rate of $15 million a year once the venture is fully operational in late 2001, of which the Company's share is approximately 60%. In achieving the synergies, the Company expects to incur approximately $3 million, or $0.05 per share, in additional depreciation and Armus start-up costs before the full synergies are realized, which means that the venture will only be slightly accretive to earnings in 2001.

    The Company has been very successful in recent years in entering the oral care and personal care and deodorizing businesses using the unique strengths of its ARM & HAMMER trademark and baking soda technology. These are highly innovative markets, characterized by a continuous flow of new products and line extensions, and requiring heavy advertising and promotion.

    In the toothpaste category, the Company introduced, early in 1999, ARM & HAMMER ADVANCE WHITE, a new product line based on the whitening power of baking soda in combination with other ingredients and, late in the year, ARM & HAMMER PM, the first toothpaste specifically formulated for nighttime oral care. These two products, for the second year in a row, were responsible for our toothpaste being the fastest growing brand in its category, and moving to the #4 brand in the U.S. Several new products and line extensions in oral care introduced during the final quarter of the year, in particular ARM & HAMMER Sensation toothpaste and ARM & HAMMER Kids Gum, should reach broad national distribution during the first quarter of 2001. Because of the continued sell-in of these products, along with the introduction of ARM & HAMMER Advance White Gum, the Company anticipates marketing spending levels will remain high in 2001.

    The major activity in the deodorizing product line for 2000 was the continued growth of the SUPER SCOOP Cat Litter, which is the #3 brand in the scoopable segment. Late in the 1999, the Company introduced ARM & HAMMER SUPER STOP Clay Litter into the traditional clay segment. This product met with intense competitive reaction during its launch, and will have to be supported through a combination of pricing actions, advertising and consumer promotion during 2001. In the final quarter of 2000, the Company introduced a line extension in the deodorizing area: ARM & HAMMER Shaker Baking Soda, and in early 2001, ARM & HAMMER Vacuum Free Foam Carpet Deodorizer, a companion product to ARM & HAMMER Carpet & Room Deodorizer. These introductions usually involve heavy marketing costs in the year of launch, and the eventual success of these line extensions will not be known for some time.

    In the Specialty Products business, competition within the two major product categories, sodium bicarbonate and potassium carbonate, remained intense in 2000. Sodium bicarbonate sales have been impacted for several years by a nahcolite-based sodium bicarbonate manufacturer, which has been operating at the lower end of the business and is making an effort to enter the higher end. Late in 2000, a new challenge emerged with the entry of another competitor into the industrial sodium bicarbonate business. This competitor, a subsidiary of a major natural resources company, is using a new solution mining technology which is capable of adding significant capacity to an already over-supplied market. If the technology is successful, it will tend to intensify competition even further in this market. To strengthen its competitive position, the Company has completed the modernization of its Green River facility to provide better availability of specialized grades, and has increased its production capacity at Old Fort. The Company is also increasing its R & D spending on health care, food processing and other high-end applications, as well as alternative products to compete with the lower end of the market. As for potassium carbonate, the Company expects imports of video glass and production from domestic suppliers to affect U.S. demand in 2001 as it did in 2000.

    During the year, the Company continued to pursue opportunities to build a specialized industrial cleaning business using our aqueous-based technology. In early 1999, the Company extended its alliance with Safety-Kleen Corp. to build a specialty cleaning products business based on our technology and their sales and distribution organization. The second year of this alliance was impacted by Safety-Kleen's financial difficulties leading to a Chapter 11 filing in June, and a major reorganization implemented during the second half of the year. While this opportunity holds great promise, the outcome will not be known for some time.

  Cautionary Note on Forward-Looking Statements

    This Annual Report contains forward-looking statements relating, among others, to financial objectives, sales growth and cost improvement programs. Many of these statements depend on factors outside the Company's control, such as economic conditions, market growth and consumer demand, competitive products and pricing, raw material costs and other matters. With regard to new product introductions, there is particular uncertainty related to trade, competitive and consumer reactions. If the Company's assumptions are incorrect, or there is a significant change in some of these key factors, the Company's performance could vary materially from the forward-looking statements in this Report.

                                                                 2000                            1999
                                                     ----------------------------    ----------------------------
COMMON STOCK PRICE RANGE AND DIVIDENDS                LOW       HIGH     DIVIDEND     LOW       HIGH     DIVIDEND
--------------------------------------               ------    ------    --------    ------    ------    --------
1st Quarter........................................  $14.69    $27.75     $0.07      $16.50    $22.81     $0.06
2nd Quarter........................................   16.00     20.88      0.07       19.03     23.13      0.06
3rd Quarter........................................   15.63     19.63      0.07       20.56     25.50      0.07
4th Quarter........................................   17.00     23.56      0.07       23.13     30.19      0.07
                                                     ------    ------     -----      ------    ------     -----
Full Year..........................................  $14.69    $27.75     $0.28      $16.50    $30.19     $0.26
                                                     ======    ======     =====      ======    ======     =====

---------------
Based on composite trades reported by the New York Stock Exchange.

Approximate number of holders of Church & Dwight's Common Stock as of December 31, 2000: 10,000.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            2000        1999        1998
(Dollars in thousands, except per share data)             --------    --------    --------
NET SALES...............................................  $795,725    $740,181    $692,701
Cost of sales...........................................   450,321     414,486     386,912
                                                          --------    --------    --------
GROSS PROFIT............................................   345,404     325,695     305,789
Advertising, consumer and trade promotion expenses......   178,614     176,123     182,206
Selling, general and administrative expenses............    92,718      87,047      81,824
Impairment and other items..............................    21,911       6,617       2,766
Gain on sale of mineral rights..........................        --     (11,772)         --
Sale of technology......................................        --          --      (3,500)
                                                          --------    --------    --------
INCOME FROM OPERATIONS..................................    52,161      67,680      42,493
Equity in earnings of affiliates........................     3,011       6,366       5,276
Investment earnings.....................................     2,032       1,216       1,348
Other income (expense)..................................      (187)        201        (278)
Interest expense........................................    (4,856)     (2,760)     (2,653)
                                                          --------    --------    --------
INCOME BEFORE TAXES.....................................    52,161      72,703      46,186
Income taxes............................................    18,315      26,821      15,897
Minority interest; net of taxes.........................       287         525          --
                                                          ========    ========    ========
NET INCOME..............................................  $ 33,559    $ 45,357    $ 30,289
                                                          ========    ========    ========
Weighted average shares outstanding (in thousands) --
  Basic.................................................    38,321      38,792      38,734
Weighted average shares outstanding (in thousands) --
  Diluted...............................................    39,933      41,043      40,050
                                                          ========    ========    ========
NET INCOME PER SHARE -- BASIC...........................  $    .88    $   1.17    $    .78
NET INCOME PER SHARE -- DILUTED.........................  $    .84    $   1.11    $    .76
                                                          ========    ========    ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000         1999
                                                              ---------    --------
(Dollars in thousands, except per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $  21,573    $ 19,765
Short-term investments......................................      2,990       4,000
Accounts receivable, less allowances of $2,052 and $1,552...     64,958      64,505
Inventories.................................................     55,165      72,670
Deferred income taxes.......................................     11,679       8,221
Prepaid expenses............................................      6,162       6,622
                                                              ---------    --------
TOTAL CURRENT ASSETS........................................    162,527     175,783
                                                              ---------    --------
PROPERTY, PLANT AND EQUIPMENT (NET).........................    168,570     182,219
NOTES RECEIVABLE............................................         --       3,000
EQUITY INVESTMENT IN AFFILIATES.............................     19,416      20,177
LONG-TERM SUPPLY CONTRACTS..................................      8,152       4,105
GOODWILL AND OTHER INTANGIBLES..............................     83,974      83,744
OTHER ASSETS................................................     12,993       7,278
                                                              ---------    --------
TOTAL ASSETS................................................  $ 455,632    $476,306
                                                              =========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings.......................................  $  13,178    $ 25,574
Accounts payable and accrued expenses.......................    129,268     106,109
Current portion of long-term debt...........................        685         685
Income taxes payable........................................      6,007       8,240
                                                              ---------    --------
TOTAL CURRENT LIABILITIES...................................    149,138     140,608
                                                              ---------    --------
LONG-TERM DEBT..............................................     20,136      58,107
DEFERRED INCOME TAXES.......................................     17,852      20,416
DEFERRED AND OTHER LONG-TERM LIABILITIES....................     15,009      11,860
NONPENSION POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS.......     15,392      15,145
MINORITY INTEREST...........................................      3,455       3,437
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred Stock -- $1.00 par value
  Authorized 2,500,000 shares, none issued..................         --          --
Common Stock-$1.00 par value
  Authorized 100,000,000 shares, issued 46,660,988 shares...     46,661      46,661
Additional paid-in capital..................................     22,514      18,356
Retained earnings...........................................    276,700     253,885
Accumulated other comprehensive (loss)......................     (9,389)     (4,599)
                                                              ---------    --------
                                                                336,486     314,303
Common stock in treasury, at cost:
  8,283,086 shares in 2000 and 7,805,152 shares in 1999.....   (101,836)    (87,021)
Due from shareholder........................................         --        (549)
                                                              ---------    --------
TOTAL STOCKHOLDERS' EQUITY..................................    234,650     226,733
                                                              ---------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 455,632    $476,306
                                                              =========    ========

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              --------    --------    --------
(Dollars in thousands)
CASH FLOW FROM OPERATING ACTIVITIES
NET INCOME..................................................  $ 33,559    $ 45,357    $ 30,289
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation, depletion and amortization................    23,454      19,256      16,503
    Disposal of assets......................................    15,266       5,490       3,554
    Equity in earnings of affiliates........................    (3,011)     (6,366)     (5,276)
    Deferred income taxes...................................    (4,067)      1,888        (133)
    Gain on sale of mineral rights..........................        --     (11,772)         --
    Other...................................................      (151)        403          90
Change in assets and liabilities:
    (Increase) decrease in accounts receivable..............      (923)      2,661     (15,545)
    Decrease (increase) in inventories......................    17,110      (5,601)      2,053
    (Increase) decrease in prepaid expenses.................      (618)     (1,235)        455
    Increase in accounts payable............................    20,377       4,513       6,143
    Increase in income taxes payable........................       291       3,426       6,521
    Increase in other liabilities...........................     1,472       6,025       3,505
                                                              --------    --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................   102,759      64,045      48,159
CASH FLOW FROM INVESTING ACTIVITIES
Decrease (increase) in short-term investments...............     1,009      (1,958)      1,951
Additions to property, plant and equipment..................   (21,825)    (33,112)    (27,123)
Purchase of USA Detergent common stock......................   (10,384)         --          --
Distributions from affiliates...............................     4,132       3,354       4,756
Investment in affiliates, net of cash acquired..............      (360)     (9,544)       (360)
Purchase of other assets....................................    (2,321)     (4,404)     (1,995)
Proceeds from note receivable...............................     3,000       6,869       4,131
Purchase of supply contract.................................    (2,500)         --      (2,750)
Other.......................................................     2,058          --          --
Proceeds from sale of mineral rights........................        --      16,762          --
Purchase of new product lines...............................        --     (54,826)     (7,038)
Investment in note receivable...............................        --          --      (3,000)
Acquisition of manufacturing facility.......................        --          --      (9,014)
                                                              --------    --------    --------
NET CASH USED IN INVESTING ACTIVITIES.......................   (27,191)    (76,859)    (40,442)
CASH FLOW FROM FINANCING ACTIVITIES
(Repayments) proceeds from short-term borrowing.............   (12,166)      5,349     (13,500)
Proceeds from stock options exercised.......................     7,465       6,679       3,770
Purchase of treasury stock..................................   (20,484)     (9,116)    (10,269)
Payment of cash dividends...................................   (10,744)    (10,090)     (9,293)
(Repayments) proceeds from long-term borrowing..............   (37,831)     23,568      22,815
                                                              --------    --------    --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.........   (73,760)     16,390      (6,477)
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     1,808       3,576       1,240
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............    19,765      16,189      14,949
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 21,573    $ 19,765    $ 16,189
                                                              --------    --------    --------
Cash paid during the year for:
  Interest (net of amounts capitalized).....................  $  4,838    $  2,831    $  2,768
  Income taxes..............................................    22,404      21,524       9,521

In 1999, the Company purchased an additional 35% of the stock of QGN, bringing its total ownership position to 75%. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets........................................              $ 22,699
Cash paid for stock.........................................                (9,034)
Liabilities assumed.........................................              $ 13,665

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 2000, 1999, 1998

                                   NUMBER OF SHARES                                     AMOUNTS
                                   -----------------   -------------------------------------------------------------------------
                                                                                                      ACCUMULATED
                                                                             ADDITIONAL                  OTHER           DUE
                                   COMMON   TREASURY   COMMON    TREASURY     PAID-IN     RETAINED   COMPREHENSIVE      FROM
                                   STOCK     STOCK      STOCK      STOCK      CAPITAL     EARNINGS   INCOME (LOSS)   SHAREHOLDER
                                   ------   --------   -------   ---------   ----------   --------   -------------   -----------
(In thousands)
JANUARY 1, 1998..................  46,661    (7,786)   $46,661   $ (74,568)   $10,766     $197,622      $  (591)        $(549)
Net Income.......................      --        --         --          --         --       30,289           --            --
Translation adjustments..........      --        --         --          --         --           --         (191)           --
Comprehensive Income.............
Cash dividends...................      --        --         --          --         --       (9,293)          --            --
Stock option plan transactions
  including related income tax
  benefit........................      --       428         --       2,474      2,278           --           --            --
Purchase of treasury
  stock..........................      --      (694)        --     (10,269)        --           --           --            --
Other stock issuances............      --        13         --          82        127           --           --            --
                                   ------    ------    -------   ---------    -------     --------      -------         -----
DECEMBER 31, 1998................  46,661    (8,039)    46,661     (82,281)    13,171      218,618         (782)         (549)
Net Income.......................      --        --         --          --         --       45,357           --            --
Translation adjustments..........      --        --         --          --         --           --       (3,817)           --
Comprehensive Income.............
Cash dividends...................      --        --         --          --         --      (10,090)          --            --
Stock option plan transactions
  including related income tax
  benefit........................      --       649         --       4,311      5,028           --           --            --
Purchase of treasury
  stock..........................      --      (424)        --      (9,116)        --           --           --            --
Other stock issuances............      --         9         --          65        157           --           --            --
                                   ------    ------    -------   ---------    -------     --------      -------         -----
DECEMBER 31, 1999................  46,661    (7,805)    46,661     (87,021)    18,356      253,885       (4,599)         (549)
NET INCOME.......................      --        --         --          --         --       33,559           --            --
TRANSLATION ADJUSTMENTS..........      --        --         --          --         --           --       (1,599)           --
AVAILABLE FOR SALE
  SECURITIES.....................      --        --         --          --         --           --       (3,191)           --
COMPREHENSIVE INCOME.............
CASH DIVIDENDS...................      --        --         --          --         --      (10,744)          --            --
STOCK OPTION PLAN TRANSACTIONS
  INCLUDING RELATED INCOME TAX
  BENEFIT........................      --       702         --       5,629      4,081           --           --            --
PURCHASE OF TREASURY STOCK.......      --    (1,185)        --     (20,484)        --           --           --            --
OTHER STOCK ISSUANCES............      --         5         --          40         77           --           --            --
REPAYMENT OF SHAREHOLDER LOAN....      --        --         --          --         --           --           --           549
                                   ------    ------    -------   ---------    -------     --------      -------         -----
DECEMBER 31, 2000................  46,661    (8,283)   $46,661   $(101,836)   $22,514     $276,700      $(9,389)        $   0
                                   ======    ======    =======   =========    =======     ========      =======         =====

                                      AMOUNTS
                                   -------------

                                   COMPREHENSIVE
                                      INCOME
                                   -------------
(In thousands)
JANUARY 1, 1998..................
Net Income.......................     30,289
Translation adjustments..........       (191)
                                      ------
Comprehensive Income.............     30,098
                                      ------
Cash dividends...................
Stock option plan transactions
  including related income tax
  benefit........................
Purchase of treasury
  stock..........................
Other stock issuances............
                                      ------
DECEMBER 31, 1998................
Net Income.......................     45,357
Translation adjustments..........     (3,817)
                                      ------
Comprehensive Income.............     41,540
                                      ------
Cash dividends...................
Stock option plan transactions
  including related income tax
  benefit........................
Purchase of treasury
  stock..........................
Other stock issuances............
                                      ------
DECEMBER 31, 1999................
NET INCOME.......................     33,559
TRANSLATION ADJUSTMENTS..........     (1,599)
AVAILABLE FOR SALE
  SECURITIES.....................     (3,191)
                                      ------
COMPREHENSIVE INCOME.............     28,769
                                      ------
CASH DIVIDENDS...................
STOCK OPTION PLAN TRANSACTIONS
  INCLUDING RELATED INCOME TAX
  BENEFIT........................
PURCHASE OF TREASURY STOCK.......
OTHER STOCK ISSUANCES............
REPAYMENT OF SHAREHOLDER LOAN....
                                      ------
DECEMBER 31, 2000................
                                      ======

                See Notes to Consolidated Financial Statements.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

  Business

    The Company's principal business is the manufacture and sale of sodium carbonate-based products. It sells its products, primarily under the ARM & HAMMER trademark, to consumers through supermarkets, drug stores and mass merchandisers; and to industrial customers and distributors. In 2000, Consumer Products represented approximately 80% and Specialty Products 20% of the Company's net sales. The Company does approximately 88% of its business in the United States.

  Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The Company's 50% interest in its Armand Products Company joint venture, the ArmaKleen Company joint venture and its 45% interest in LifeRight Foods LLC, a joint venture to develop enhanced feeds made from natural ingredients, have been accounted for under the equity method of accounting. During 1999, the Company increased its ownership of QGN, its Brazilian subsidiary from 40% to 75%. The Brazilian subsidiary has been consolidated since May 1999 and was previously accounted for under the equity method. All material intercompany transactions and profits have been eliminated in consolidation.

  Use of Estimates

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign Currency Translation

    Financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with SFAS No. 52. Gains and losses on foreign currency transactions were not material.

  Cash Equivalents

    Cash equivalents consist of highly liquid short-term investments which mature within three months of purchase.

  Inventories

    Inventories are valued at the lower of cost or market. Cost is determined primarily by using the last-in, first-out (LIFO) method.

  Property, Plant and Equipment

    Property, plant and equipment and additions thereto are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets.

  Software

    Starting in 1998, the Company accounted for software in accordance with Statement of Position (SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires companies to capitalize certain costs of developing computer software. Amortization is provided by the straight-line method over the estimated useful lives of the software.

  Long-Term Supply Contracts

    Long-term supply contracts represent advance payments under multi-year contracts with suppliers of raw materials and finished goods inventory. Such advance payments are applied over the lives of the contracts.

  Goodwill and Other Intangibles

    Goodwill recorded prior to November 1, 1970, is not being amortized, as management of the Company believes there has been no diminution in carrying value. Goodwill and other intangibles, recorded as part of the Brillo and related brand acquisitions, the investment in QGN and the bathroom cleaner product lines acquired in 1999, is being amortized predominately over 20 years using the straight-line method. The Company will be periodically assessing the recoverability of the cost of its goodwill based on a review of projected undiscounted cash flows of the related acquisitions.

  Selected Operating Expenses

    Research & development costs in the amount of $19,363,000 in 2000, $17,921,000 in 1999 and $16,448,000 in 1998, were charged to operations as incurred.

  Earnings Per Share

    Basic EPS is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock issuable pursuant to the exercise of stock options outstanding. Antidilutive stock options, in the amounts of 547,000 and 21,000 for 2000 and 1999, have been excluded. There were no antidilutive options for 1998. In 1999, the Company announced a 2 for 1 stock split. Financial information contained elsewhere in these financial statements has been adjusted to reflect the impact of the stock split.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

  Income Taxes

    The Company recognizes deferred income taxes under the liability method; accordingly, deferred income taxes are provided to reflect the future consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

  New Accounting Pronouncements

    The Company recognizes revenue when product is shipped to trade customers. The Company has reviewed SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, issued in December 1999, and has determined it will not have a material effect on the Company's consolidated financial statements.

    During the third quarter, the Emerging Issues Task Force issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs". This EITF issue addresses income statement classification of amounts charged to customers for shipping and handling, as well as costs incurred related to shipping and handling. The EITF requires amounts invoiced to customers be included as part of revenue. The related expense is classified in cost of sales. The Company's Specialty Products Division previously offset amounts charged to customers in cost of sales. This reclassification amounted to $9.9 million, $10.1 million and $8.3 million in 2000, 1999 and 1998, respectively.

    The EITF issue was effective for the fourth quarter 2000 and there is no net income impact. Financial information contained elsewhere in these financial statements has been restated.

    In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivatives be recorded in the balance sheet as either an asset or liability measured at fair value. The Statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137 which deferred the effective date of adoption of SFAS No. 133 for one year. The Company will adopt SFAS No. 133 in the 2001 financial statements. The Company has evaluated this Statement and has determined there will not be a material impact on the Company's consolidated financial statements.

  Reclassification

    Certain prior year amounts have been reclassified in order to conform with the current year presentation.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999. Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                                     2000                   1999
                                                              -------------------    -------------------
                                                              CARRYING     FAIR      CARRYING     FAIR
                                                               AMOUNT      VALUE      AMOUNT      VALUE
(In thousands)                                                --------    -------    --------    -------
Financial Assets:
  Short-term investments....................................  $ 2,990     $ 2,990    $ 4,000     $ 4,000
  Due from shareholder......................................       --          --        549         549
Financial Liabilities:
  Short-term borrowings.....................................   13,178      13,178     25,574      25,574
  Current portion of long-term debt.........................      685         685        685         685
Long-term debt..............................................   20,136      20,136     58,107      58,107

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments reflected in the Consolidated Balance
Sheets:

  Short-term Investments

    The cost of the investments (trading securities) can be specifically identified and its fair value is based upon quoted market prices at the reporting date. At December 31, 2000 and 1999, both the cost and market value of the investments approximated each other.

  Due from Shareholder

    The note receivable approximated fair value because of its short maturity. The note was paid in full in 2000.

  Short-term Borrowings

    The amounts of unsecured lines of credit equal fair value because of short maturities and variable interest rates.

  Long-term Debt and Current Portion of Long-term Debt

    The Company estimates that based upon the Company's financial position and the variable interest rate, the carrying value approximates fair value.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

  Risk Management

    The Company enters into forward exchange contracts to hedge anticipated but not committed sales denominated in Canadian dollar, English pound and the Japanese yen. The terms of these contracts are for periods of under 12 months. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows resulting from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The amounts outstanding at December 31, 2000 and 1999 of "sell" contracts, translated into U.S. dollars using the rates current at the reporting date, were $56,000 and $3,944,000, respectively. The Company's accounting policy is to value these contracts at market value. At December 31, 2000 and 1999, the Company had immaterial unrealized gains.

    The Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate short-term debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 1999 and 2000, the Company entered into agreements for a notional amount of $23,000,000 and $20,000,000, respectively, swapping debt with a three month libor rate for a fixed interest rate that averages 6.2% and 7.2%, respectively. These swaps are accounted for on an accrual basis with amounts to be paid or received recognized as adjustments to interest expense. At December 31, 2000, the fair value of the interest rate swaps was a liability of approximately $.4 million.

3. INVENTORIES

    Inventories are summarized as follows:

                                                               2000       1999
                       (In thousands)                         -------    -------
Raw materials and supplies..................................  $18,696    $25,698
Work in process.............................................       25         22
Finished goods..............................................   36,444     46,950
                                                              -------    -------
                                                              $55,165    $72,670
                                                              =======    =======

    Inventories valued on the LIFO method totaled $49,226,000 and $63,098,000 at December 31, 2000 and 1999, respectively, and would have been approximately $2,922,000 and $3,225,000 higher, respectively, had they been valued using the first-in, first-out (FIFO) method.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                2000        1999
                       (In thousands)                         --------    --------
Land........................................................  $  5,546    $  5,741
Buildings and improvements..................................    78,781      85,411
Machinery and equipment.....................................   214,926     221,783
Office equipment and other assets...........................    15,664      15,434
Software....................................................     5,355       5,857
Mineral rights..............................................       304         328
Construction in progress....................................     6,463       4,960
                                                              --------    --------
                                                               327,039     339,514
Less accumulated depreciation, depletion and amortization...   158,469     157,295
                                                              --------    --------
Net property, plant and equipment...........................  $168,570    $182,219
                                                              ========    ========

    Depreciation, depletion and amortization of property, plant and equipment have been charged to operations in the amount of $18,469,000, $16,594,000 and $14,646,000 in 2000, 1999 and 1998, respectively. Interest charges in the amount of $284,000, $421,000 and $381,000 were capitalized in connection with construction projects in 2000, 1999 and 1998, respectively.

5. ACQUISITIONS

    In 1997, the Company acquired a 40% interest in QGN. The investment, costing approximately $10.4 million, was financed internally and included goodwill of approximately $3.3 million. The Company exercised its option to increase its interest to 75% during the second quarter of 1999. The additional 35% ownership cost approximately $9.1 million and included goodwill of approximately $4.8 million. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations.

    During the fourth quarter of 1999, the Company entered the bathroom cleaner category with the acquisition of two major brands, CLEAN SHOWER and SCRUB FREE. As part of the Scrub Free transaction, the Company also acquired the DELICARE fine fabric wash brand. The combined purchase price of both transactions was approximately $53.7 million, was financed by the use of the Company's lines of credit and included goodwill and other intangibles of approximately $50.2 million.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

6. ARMUS LLC JOINT VENTURE

    On June 14, 2000, the Company announced it was forming a joint venture with USA Detergents effective January 1, 2001, which will combine both Companies' laundry detergent businesses. The new venture, named ARMUS LLC, encompasses Church & Dwight's ARM & HAMMER Powder and Liquid Laundry Detergents and USA Detergents' XTRA(R) Powder and Liquid Detergents and NICE'N FLUFFY(R) Liquid Fabric Softener brands.

    Under the terms of the agreement:

        a. Church & Dwight purchased 1.4 million shares of USA Detergents' common stock for $10.1 million or $7 per share and agreed to acquire a further 5% interest for $5 million. Church & Dwight purchased these shares on February 7, 2001.

        b. The two partners will combine the marketing, sales and distribution of their laundry detergents. Both companies will continue to operate their own plants and the employees of each company will remain with their current employer.

        c. Church & Dwight will have a majority on the venture's Board and the General Manager will be a Church & Dwight employee.

        d. Church & Dwight's share of the profits will range from 55% to 65% depending on the venture's profit level.

        e. Church & Dwight has an option to purchase USA Detergents' partnership interest after 5 years and USA Detergents has an option to sell its interest to C&D after 10 years. In each case, the purchase price will be computed using a formula based on the venture's earnings for the two previous years of operations.

    The value of USA Detergents' stock on the date of closing was $6.8 million or $4.75 per share. The stock has been classified as Available for Sale and is marked to market on each reporting date through other comprehensive income, net of applicable deferred income taxes.

    The Company's agreement to purchase an additional 5% interest in USA Detergents' stock, i.e. the forward contract, is marked to market through other comprehensive income.

    As a result of the above joint venture agreement, goodwill of $5.2 million has been recorded and will be amortized over a period of 10 years.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                2000        1999
(In thousands)                                                --------    --------
Trade accounts payable......................................  $ 52,452    $ 46,950
Accrued marketing and promotion costs.......................    50,121      39,867
Accrued wages and related costs.............................    10,305       9,195
Accrued pension and profit-sharing..........................     6,881       5,640
Other accrued current liabilities...........................     9,509       4,457
                                                              --------    --------
                                                              $129,268    $106,109
                                                              ========    ========

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    The Company has available short-term unsecured lines of credit with several banks. The Company's primary domestic line of credit is $70 million, of which $10 million was utilized as of December 31, 2000; and $50 million of a long-term revolving credit agreement, of which $14 million was utilized at December 31, 2000. The weighted average interest rate on these borrowings at December 31,2000 was approximately 6.6%.

    In addition, the Company's Brazilian subsidiary has lines of credit which allow it to borrow in its local currency. This amounts to $8 million, of which $3 million was utilized as of December 31, 2000. The weighted average interest rate on these borrowing as December 31, 2000 was approximately 15.0%.

    Long-term debt and current portion of long-term debt consists of the following:

                                                               2000       1999
(In thousands)                                                -------    -------
Three-Year Unsecured Revolving Credit Loan due December 29,
  2002......................................................  $14,000    $50,000
Various Debt from Brazilian Banks...........................    1,376      2,662
Industrial Revenue Refunding Bond due in installments of
  $685 from 2000-2007 and $650 in 2008......................    5,445      6,130
                                                              -------    -------
                                                              $20,821    $58,792
                                                              =======    =======

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    The Industrial Revenue Refunding Bond carries a variable rate of interest determined weekly, based upon current market conditions for short-term tax-exempt financing. The average rate of interest charged in 2000 and 1999 was 4.0% and 3.5%, respectively. The interest rate associated with the revolving credit loan is tied to the LIBOR rate and may be adjusted based on the Company's financial performance. The average interest rate charged in 2000 was 6.7%.

    The Brazilian subsidiary's long-term debt is due in installments of $1.2 million in 2001 and 2002, with the balance due in 2003 and 2004. The rate of interest averages 16.3%.

9. INCOME TAXES

    The components of income before taxes are as follows:

                                                               2000       1999       1998
(In thousands)                                                -------    -------    -------
Domestic....................................................  $47,675    $66,740    $43,197
Foreign.....................................................    4,486      5,963      2,989
                                                              -------    -------    -------
Total.......................................................  $52,161    $72,703    $46,186
                                                              =======    =======    =======

    The following table summarizes the provision for U.S. federal, state and foreign income taxes:

                                                               2000       1999       1998
(In thousands)                                                -------    -------    -------
Current:
  U.S. federal..............................................  $18,734    $19,395    $12,214
  State.....................................................    2,918      3,531      2,754
  Foreign...................................................      730      2,007      1,062
                                                              -------    -------    -------
                                                              $22,382    $24,933    $16,030
                                                              =======    =======    =======
Deferred:
  U.S. federal..............................................  $(3,801)   $ 1,552    $   274
  State.....................................................   (1,047)       358       (424)
  Foreign...................................................      781        (22)        17
                                                              -------    -------    -------
                                                              $(4,067)   $ 1,888    $  (133)
                                                              -------    -------    -------
Total provision.............................................  $18,315    $26,821    $15,897
                                                              =======    =======    =======

    Deferred tax liabilities/(assets) consist of the following at December 31:

                                                                2000       1999
(In thousands)                                                --------    -------
Current deferred tax assets:
  Marketing expenses, principally coupons...................  $ (5,382)   $(5,065)
  Reserves and other liabilities............................    (2,676)    (1,320)
  Accounts receivable.......................................    (3,380)    (1,339)
  Other.....................................................      (241)      (497)
                                                              --------    -------
  Total current deferred tax assets.........................   (11,679)    (8,221)
                                                              --------    -------
  Nonpension postretirement and postemployment benefits.....    (5,787)    (6,124)
  Capitalization of items expensed..........................    (5,307)    (5,010)
  Reserves and other liabilities............................    (6,927)        --
  Investment valuation difference...........................    (1,923)        --
  Loss carryfoward of foreign subsidiary(1).................    (5,230)    (6,636)
  Foreign exchange translation adjustment...................    (2,330)    (1,789)
  Valuation allowance.......................................     7,560      8,425
  Depreciation and amortization.............................    36,828     31,608
  Other.....................................................       968        (58)
                                                              --------    -------
  Net noncurrent deferred tax liabilities...................    17,852     20,416
                                                              --------    -------
Net deferred tax liability..................................  $  6,173    $12,195
                                                              ========    =======

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

    The difference between tax expense and the "expected" tax which would result from the use of the federal statutory rate is as follows:

                                                               2000       1999       1998
(In thousands)                                                -------    -------    -------
Statutory rate..............................................       35%        35%        35%
Tax which would result from use of the federal statutory
  rate......................................................  $18,256    $25,446    $16,165

Depletion...................................................     (398)      (466)      (490)
Research & development credit...............................     (350)      (200)      (200)
State and local income tax, net of federal effect...........    1,216      2,528      1,515
Varying tax rates of foreign affiliates.....................      (87)      (103)       142
Recognition of foreign affiliate losses.....................       --         --       (996)
Other.......................................................     (322)      (384)      (239)
                                                              -------    -------    -------
                                                                   59      1,375       (268)
                                                              -------    -------    -------
Recorded tax expense........................................  $18,315    $26,821    $15,897
                                                              -------    -------    -------
Effective tax rate..........................................     35.1%      36.9%      34.4%
                                                              =======    =======    =======

---------------
(1) The loss carryfoward existed at the date of acquisition. Any recognition of this benefit will be an adjustment to Goodwill.

10. PENSION AND NONPENSION POSTRETIREMENT BENEFITS

    The Company has defined benefit pension plans covering certain hourly employees. Pension benefits to retired employees are based upon their length of service and a percentage of qualifying compensation during the final years of employment. The Company's funding policy, is consistent with federal funding requirements.

    The Company maintains unfunded plans which provide medical benefits for eligible domestic retirees and their dependents. The Company accounts for these benefits in accordance with Statement of Financial Accounting Standards No. 106 (SFAS 106), "Employers' Accounting for Postretirement Benefits Other than Pensions." This standard requires the cost of such benefits to be recognized during the employee's active working career.

    The following table provides information on the status of the plans at December 31:

                                                                                        NONPENSION
                                                                                      POSTRETIREMENT
                                                                 PENSION PLANS         BENEFIT PLANS
                                                              -------------------   -------------------
                                                               2000        1999       2000       1999
(In thousands)                                                -------     -------   --------   --------
Change in Benefit Obligation:
  Benefit obligation at beginning of year...................  $14,676     $15,403   $  9,654   $  9,548
  Service cost..............................................      433         440        397        477
  Interest cost.............................................    1,090       1,008        682        647
  Plan amendments...........................................    2,172(1)       21         --         --
  Actuarial loss (gain).....................................      704      (1,470)       (66)      (325)
  Benefits paid.............................................     (758)       (726)      (450)      (693)
                                                              -------     -------   --------   --------
Benefit obligation at end of year...........................  $18,317     $14,676   $ 10,217   $  9,654
                                                              -------     -------   --------   --------
Change in Plan Assets:
  Fair value of plan assets at beginning of year............  $20,311     $15,789   $     --   $     --
  Actual return on plan assets (net of expenses)............     (688)      5,201         --         --
  Employer contributions....................................       65          47        450        693
  Benefits paid.............................................     (758)       (726)      (450)      (693)
                                                              -------     -------   --------   --------
Fair value of plan assets at end of year....................  $18,930     $20,311   $     --   $     --
                                                              -------     -------   --------   --------
Reconciliation of the Funded Status:
  Funded status.............................................  $   614     $ 5,635   $(10,217)  $ (9,654)
  Unrecognized transition obligation........................       --           3         --         --
Unrecognized prior service cost (benefit)...................      147         177       (950)    (1,055)
  Unrecognized actuarial gain...............................   (2,627)     (6,182)    (3,209)    (3,355)
  Loss due to currency fluctuations.........................       52          39         --         --
                                                              -------     -------   --------   --------
Net amount recognized at end of year........................  $(1,814)    $  (328)  $(14,376)  $(14,064)
                                                              =======     =======   ========   ========

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Amounts recognized in the statement of financial position consist of:

                                                               2000      1999       2000       1999
                                                              -------   -------   --------   --------
  Prepaid benefit cost......................................  $   977   $   663   $     --   $     --
  Accrued benefit liability.................................   (2,791)     (991)   (14,376)   (14,064)
                                                              =======   =======   ========   ========
Net amount recognized at end of year........................  $(1,814)  $  (328)  $(14,376)  $(14,064)
                                                              =======   =======   ========   ========

Weighted-average assumptions as of December 31:

Discount rate...............................................     7.25%     7.50%      7.25%      7.50%
Rate of compensation increase...............................     5.00%     5.00%        --         --
Expected return on plan assets..............................     9.25%     9.25%        --         --

    Net Pension and Net Postretirement Benefit Costs consisted of the following components:

                                                                      PENSION COSTS           POSTRETIREMENT COSTS
                                                              -----------------------------   ---------------------
                                                               2000        1999      1998     2000    1999    1998
(In thousands)                                                -------     -------   -------   -----   -----   -----
Components of Net Periodic Benefit Cost:
  Service cost..............................................  $   433     $   440   $   396   $ 397   $ 477   $ 446
  Interest cost.............................................    1,090       1,008       977     682     647     592
  Expected return on plan assets............................   (1,843)     (1,433)   (1,291)     --      --      --
  Amortization of transition obligation.....................        3           4         4      --      --      --
  Amortization of prior service cost........................       30          29        28    (105)   (105)   (105)
  Recognized actuarial (gain) or loss.......................     (334)        (27)      (13)   (212)   (144)   (215)
                                                              -------     -------   -------   -----   -----   -----
Net periodic benefit cost (income)..........................  $  (621)(1) $    21   $   101   $ 762   $ 875   $ 718
                                                              =======     =======   =======   =====   =====   =====

---------------
(1) The benefit obligation for the plan amendment referred to in the table on the previous page relates to the offering to Syracuse plant employees a cash balance benefit in connection with the Syracuse plant shutdown. Accordingly, the related expense of $2,172 thousand is included in Impairment and other items in the accompanying statement of income. See note 13.

    The pension plan assets primarily consist of equity mutual funds, fixed income funds and a guaranteed investment contract fund. The accumulated postretirement benefit obligation has been determined by application of the provisions of the Company's medical plans including established maximums and sharing of costs, relevant actuarial assumptions and health-care cost trend rates projected at 8.5% in 2000, and ranging to 5.0% in 2007. The Company has a maximum annual benefit based on years of service for those over 65 years of age.

                                                              2000     1999
(In thousands)                                                -----    -----
Effect of 1% increase in health-care cost trend rates on:
Postretirement benefit obligation...........................  $ 708    $ 697
Total of service cost and interest cost component...........     85       93
Effect of 1% decrease in health-care cost trend rates on:
Postretirement benefit obligation...........................   (627)    (615)
Total of service cost and interest cost component...........    (74)     (80)

    The Company also maintains a defined contribution profit-sharing plan for salaried and certain hourly employees. Contributions to the profit-sharing plan charged to earnings amounted to $3,628,000, $4,481,000 and $4,340,000 in 2000,
1999 and 1998, respectively.

    The Company also has an employee savings plan. The Company matches 50% of each employee's contribution up to a maximum of 6% of the employee's earnings. The Company's matching contributions to the savings plan were $1,342,000, $1,327,000 and $1,097,000 in 2000, 1999 and 1998, respectively.
11. STOCK OPTION PLANS

    The Company has options outstanding under three plans. Under the 1983 Stock Option Plan and the 1994 Incentive Stock Option Plan, the Company may grant options to key management employees. The Stock Option Plan for Directors authorizes the granting of options to non-employee directors. Options outstanding under the plans are issued at market value, are exercisable on the third anniversary of the date of grant, and must be exercised within ten years of the date of grant. In early 1998, the Company made a special option award to 31 executives and key managers. This award, amounting to approximately 444,000 shares, vested at various stock prices ranging from $18 to $25 a share. A grand total of 7,000,000 shares of the Company's common stock is authorized for issuance for the exercise of stock options.

    Stock option transactions for the three years ended December 31, 2000 were as follows:

                                                               NUMBER
                                                                 OF        WEIGHTED AVG.
                                                               SHARES      EXERCISE PRICE
                                                              ---------    --------------
Outstanding at January 1, 1998..............................  4,382,910        $10.69
  Grants....................................................  1,147,400         13.76
  Exercised.................................................    428,000          8.82
  Cancelled.................................................     65,900         12.99
                                                              ---------        ------

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                                                               NUMBER
                                                                 OF        WEIGHTED AVG.
                                                               SHARES      EXERCISE PRICE
                                                              ---------    --------------
Outstanding at December 31, 1998............................  5,036,410         11.52
  Grants....................................................    579,000         20.94
  Exercised.................................................    649,116         10.29
  Cancelled.................................................     83,500         12.84
                                                              ---------        ------
OUTSTANDING AT DECEMBER 31, 1999............................  4,882,794         12.78
  GRANTS....................................................    783,850         17.23
  EXERCISED.................................................    701,847         10.64
  CANCELLED.................................................     24,900         16.95
                                                              ---------        ------
OUTSTANDING AT DECEMBER 31, 2000............................  4,939,897         13.69

    At December 31, 2000, 1999 and 1998, 2,985,147 options, 3,499,380 options and 2,256,864 options were exercisable.

    The table below summarizes information relating to options outstanding and exercisable at December 31, 2000.

                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
-----------------------------------------------------------   ----------------------
                                WEIGHTED                                    WEIGHTED
                                AVERAGE     WEIGHTED AVG.                   AVERAGE
   EXERCISE         OPTIONS     EXERCISE      REMAINING         OPTIONS     EXERCISE
    PRICES        OUTSTANDING    PRICE     CONTRACTUAL LIFE   EXERCISABLE    PRICE
---------------   -----------   --------   ----------------   -----------   --------
$ 7.50 - $10.00      451,585     $ 8.73       3.9 years          451,585     $ 8.73
$10.01 - $12.50    1,643,496      10.77       6.3              1,639,896      10.77
$12.51 - $15.00    1,331,666      13.62       5.1                701,466      13.55
$15.01 - $17.50      903,000      16.86       7.5                192,200      16.06
$17.51 - $25.00      590,150      20.50       8.1                     --         --
$25.01 - $35.00       20,000      27.81       8.9                     --         --
                   ---------     ------       ---------        ---------     ------
                   4,939,897     $13.69       5.7              2,985,147     $11.45

    The fair-value of options granted in 2000, 1999 and 1998 is $5,626,000, $4,447,000, and $4,658,000, respectively and the weighted average fair-value per share of options granted in 2000, 1999 and 1998 is $7.18, $7.68 and $4.06, respectively.

    The fair-value of options granted in 2000, 1999 and 1998 is estimated on the date the options are granted based on the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                                   2000            1999           1998
                                                              --------------    -----------    -----------
Risk-free interest rate.....................................  6.6%              6.0%           5.7%
Expected life...............................................  6.0 YEARS         6.0 years      6.1 years
Expected volatility.........................................  38.8%             30.0%          25.6%
Dividend yield..............................................  1.6%              1.2%           1.8%

    The Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," rather than the fair-value based method in Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." No compensation cost has been recognized for the Company's stock option plans. Had compensation cost been determined based on the fair values of the stock options at the date of grant in accordance with SFAS 123, the Company would have recognized additional compensation expense, net of taxes, of $2,577,000, $2,037,000 and $1,831,000 for 2000, 1999 and 1998, respectively. The
Company's pro forma net income and pro forma net income per share for 2000, 1999 and 1998 would have been as follows:

                                                               2000       1999       1998
(In thousands, except for per share data)                     -------    -------    -------
NET INCOME
As reported.................................................  $33,559    $45,357    $30,289
Pro forma...................................................   30,982     43,320     28,458
NET INCOME PER SHARE: BASIC
As reported.................................................  $   .88    $  1.17    $   .78
Pro forma...................................................      .81       1.12        .74
NET INCOME PER SHARE: DILUTED
As reported.................................................  $   .84    $  1.11    $   .76
Pro forma...................................................      .78       1.06        .71

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

12. GAIN ON THE SALE OF MINERAL RIGHTS

    The Company sold most of its trona mineral leases in Wyoming for approximately $22.5 million to Solvay Minerals, Inc., resulting in a gain of approximately $11.8 million. The terms of the note recorded as part of the sale included annual payments beginning on January 5, 1999 and concluding on January 5, 2011. The Company received its initial payment of $3.0 million and assigned and sold the note for the present value of the remaining payments net of expenses for approximately $13.8 million.

13. IMPAIRMENT AND OTHER ITEMS

    During the third quarter of 2000, the Company recorded a pre-tax charge of $21.9 million relating to three major elements: a $14.3 million write-down of the Company's Syracuse N.Y. manufacturing facility, a $2.1 million charge for potential carrying and site clearance costs, and a $5.5 million severance charge (including $2.2 million pension plan amendment) related to both the Syracuse shutdown and the sales force reorganization. The Company expects to incur a further $1.9 million in additional depreciation from the plant shutdown and an estimated $3 million in integration costs over the next 9 to 12 months. These additional charges, most of which will flow through cost of sales, will bring the total one-time cost to approximately $27 million. The cash portion of this one-time cost, however, will be less than $5 million after tax.

    During 1999, the Company recorded a pre-tax charge of $6.6 million for impairment and certain other items relating to a planned plant shutdown which included the rationalization of both toothpaste and powder laundry detergent production.

    Components of the outstanding reserve balance included in accounts payable accrued expenses consist of the following:

                                                               IMPAIRMENT
                                               RESERVES AT     AND OTHER     ADJUSTMENTS     RESERVES AT
                                              DEC. 31, 1999     CHARGES       PAYMENTS      DEC. 31, 2000
(In thousands)                                -------------    ----------    -----------    -------------
Severance and other charges.................      $268          $ 5,458       $   (487)        $5,239
Fixed asset write-down and Demolition.......        --           16,453        (14,324)         2,129
                                                  ----          -------       --------         ------
                                                  $268          $21,911       $(14,307)        $7,368
                                                  ====          =======       ========         ======

The severence charge in 2000 is for approximately 140 people and in 1999 74 people.

    During the fourth quarter of 1998, the Company ceased operation of its sodium bicarbonate facility in Venezuela. The write-off, consisting primarily of property, plant, equipment and inventory, amounted to a pre-tax charge of $2,766,000. This charge included approximately $200,000 of severance and related costs, and at December 31, 2000, no liability exists. Partially offsetting this were related tax loss benefits, which reduced the net charge to approximately $600,000 or $0.015 per diluted share.

14. COMMON STOCK VOTING RIGHTS AND RIGHTS AGREEMENT

    Effective February 19, 1986, the Company's Restated Certificate of Incorporation was amended to provide that every share of Company common stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (1) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (2) since February 19, 1986. All other shares carry one vote. Specific provisions for the determination of beneficial ownership and the voting of rights of the Company's common stock are contained in the Company's Notice of Annual Meeting of Stockholders and Proxy Statement.

    On August 27, 1999, the Board of Directors adopted a Shareholder Rights Plan (the Plan) that essentially reinstates a Shareholder Rights Plan originally enacted in 1989, which had terminated. In connection with the adoption of the Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company Common Stock. Each right, which is not presently exerciseable, entitles the holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock at an exercise price of $200.00. In the event that any person acquires 20% or more of the outstanding shares of Common Stock, each holder of a right (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of Common Stock having a market value equal to two times the exercise price. In order to retain flexibility and the ability to maximize shareholder value in the event of unknown future transactions, the Board of Directors retains the power to redeem the rights for a set amount.

    The rights were issued on September 13, 1999, payable to shareholders of record at the close of business on that date. The rights will expire on September 13, 2009.

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

15. COMMITMENTS AND CONTINGENCIES

    a. Rent expense amounted to $2,794,000 in 2000, $2,715,000 in 1999 and
$2,821,000 in 1998. The Company is obligated for minimum annual rentals under non-cancelable long-term operating leases as follows:

(In thousands)
  2001......................................................  $3,070
  2002......................................................   1,937
  2003......................................................     436
  2004......................................................     177
  2005......................................................      86
                                                              ------
Total future minimum lease commitments......................  $5,706
                                                              ======

    b. In December 1981, the Company formed a partnership with a supplier of raw materials which mines and processes sodium mineral deposits owned by each of the two companies in Wyoming. The partnership supplies the Company with the majority of its sodium raw material requirements. This agreement terminates upon two years' written notice by either company.

    c. The Company, in the ordinary course of its business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that any ultimate liability arising from these actions will not have a material adverse effect on its financial position or results of operation.

16. SEGMENTS

  Segment Information

    The Company has two operating segments: Consumer Products and Specialty Products. The Consumer Products segment comprises packaged goods primarily sold to retailers. The Specialty Products segment includes chemicals sold primarily to industrial and agricultural markets.

  Measurement of Segment Results and Assets

    The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies with the exception of:

        a. The Companies' portion of the Armand Products and ArmaKleen joint ventures are consolidated into the Specialty Products segment results. Accordingly, they are not accounted for by the equity method.

        b. The administrative costs of the production planning and logistics functions are included in segment SG&A expenses, but are elements of cost of goods sold in the Company's Consolidated Statement of Income.

    The Company evaluates performance based on operating profit. There are no intersegment sales.

  Factors used to Identify Segments

    The Company's segments are strategic business units with distinct differences in product application and customer base. They are managed by separate sales and marketing organizations.

                                        UNCONSOLIDATED      (3)          (4)
      CONSUMER   SPECIALTY   SUBTOTAL     AFFILIATES     CORPORATE   ADJUSTMENTS    TOTAL
      --------   ---------   --------   --------------   ---------   -----------   --------
NET SALES
2000  $634,119   $186,637    $820,756      $(25,031)          --            --     $795,725
1999  586,944     179,719     766,663       (26,482)          --            --      740,181
1998  560,201     153,452     713,653       (20,952)          --            --      692,701
GROSS PROFIT
2000  302,555      55,907     358,462        (7,807)          --        (5,251)     345,404
1999  285,036      57,346     342,382       (10,175)          --        (6,512)     325,695
1998  266,685      52,695     319,380        (6,673)          --        (6,918)     305,789
ADVERTISING, CONSUMER AND TRADE PROMOTION EXPENSES
2000  175,829       3,108     178,937          (323)          --            --      178,614
1999  173,856       2,647     176,503          (380)          --            --      176,123
1998  179,173       3,098     182,271           (65)          --            --      182,206
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
2000   73,974      28,181     102,155        (4,186)          --        (5,251)      92,718
1999   69,628      27,311      96,939        (3,380)          --        (6,512)      87,047
1998   60,638      29,292      89,930        (1,188)          --        (6,918)      81,824

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                                        UNCONSOLIDATED      (3)          (4)
      CONSUMER   SPECIALTY   SUBTOTAL     AFFILIATES     CORPORATE   ADJUSTMENTS    TOTAL
      --------   ---------   --------   --------------   ---------   -----------   --------
OPERATING PROFIT
2000   52,753      24,252      77,005        (2,933)          --       (21,911)      52,161
1999   41,554      27,254      68,808        (6,283)          --         5,155       67,680
1998   30,374(1)   20,305      50,679        (5,420)          --        (2,766)      42,493
IDENTIFIABLE ASSETS(2)
2000  282,678     143,112     425,790            --       29,842            --      455,632
1999  309,366     139,831     449,197            --       27,109            --      476,306
1998  251,528     115,872     367,400            --       24,038            --      391,438
CAPITAL EXPENDITURES
2000   13,744       8,081      21,825            --           --            --       21,825
1999   23,526       9,586      33,112            --           --            --       33,112
1998   27,010       9,127      36,137            --           --            --       36,137
DEPRECIATION, DEPLETION AND AMORTIZATION
2000   16,371       7,083      23,454            --           --            --       23,454
1999   12,988       6,268      19,256            --           --            --       19,256
1998   10,919       5,584      16,503            --           --            --       16,503

---------------
(1) Included in the 1998 operating profit of the Consumer Products segment is a one-time gain of $3,500,000 relating to the sale of technology.

(2) The Specialty Products segment's identifiable assets include equity of investments in affiliates in the amounts of $19,416,000, $20,177,000 and $27,751,000 for 2000, 1999 and 1998, respectively.

(3) Corporate assets include excess cash and investments not used for segment operating needs and deferred income taxes.

(4) Adjustments reflect reclassification of production planning and logistics administrative costs between gross profit and SG&A expenses, in 1998 the plant shutdown charge, in 1999 the gain on sale of mineral reserves and the impairment and other items charges and in 2000 the Syracuse shutdown and other charges.

    Product line net sales data is as follows:

      LAUNDRY AND   ORAL AND
       HOUSEHOLD    PERSONAL                 SPECIALTY    ANIMAL     SPECIALTY   UNCONSOLIDATED
       CLEANERS       CARE     DEODORIZING   CHEMICALS   NUTRITION   CLEANERS      AFFILIATES      TOTAL
      -----------   --------   -----------   ---------   ---------   ---------   --------------   --------
2000   $308,934     $155,782    $169,403     $110,671     $67,880     $ 8,086       $(25,031)     $795,725
1999    270,112      159,782     157,050      105,499      64,423       9,797        (26,482)      740,181
1998    262,959      160,813     136,429       87,808      53,039      12,605        (20,952)      692,701

GEOGRAPHIC INFORMATION

    Approximately 88% of net sales in 2000, 89% in 1999 and 91% in 1998 were to customers in the United States, and approximately 88% of long-lived assets in 2000, 89% in 1999 and 95% in 1998 were located in the U.S.

CUSTOMERS

    A group of three Consumer Products customers accounted for approximately 21% of consolidated net sales in 2000, including a single customer which accounted for approximately 13%. A group of three customers accounted for approximately 20% of consolidated net sales in 1999 including a single customer which accounted for approximately 12%. This group accounted for 16% in 1998.

17. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                               FIRST      SECOND     THIRD      FOURTH      FULL
                                                              QUARTER    QUARTER    QUARTER    QUARTER      YEAR
(In thousands, except for per share data)                     --------   --------   --------   --------   --------
2000
Net sales...................................................  $193,939   $202,415   $202,451   $196,920   $795,725
Gross profit................................................    84,477     89,842     90,144     80,941    345,404
Income (loss) from operations...............................    18,664     19,341     (1,694)    15,850     52,161
Equity in earnings of affiliates............................       854        324        855        978      3,011
Net income (loss)...........................................    11,732     12,375     (1,236)    10,688     33,559
Net income (loss) per share -- basic*.......................  $    .30   $    .32   $   (.03)  $    .28   $    .88
Net income (loss) per share -- diluted......................  $    .29   $    .31   $   (.03)  $    .27   $    .84
1999
Net sales...................................................  $177,116   $189,029   $188,521   $185,515   $740,181
Gross profit................................................    77,118     83,912     84,974     79,691    325,695
Income from operations......................................    17,974     14,976     17,563     17,167     67,680
Equity in earnings of affiliates............................     2,020      1,929      1,372      1,045      6,366
Net income..................................................    12,365     10,456     11,379     11,157     45,357
Net income per share -- basic...............................  $    .32   $    .27   $    .29   $    .29   $   1.17
Net income per share -- diluted.............................  $    .30   $    .26   $    .28   $    .27   $   1.11

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                                                               FIRST      SECOND     THIRD      FOURTH      FULL
                                                              QUARTER    QUARTER    QUARTER    QUARTER      YEAR
(In thousands, except for per share data)                     --------   --------   --------   --------   --------
1998
Net sales...................................................  $154,024   $175,374   $179,015   $184,288   $692,701
Gross profit................................................    67,618     78,590     79,163     80,418    305,789
Income from operations......................................     8,454     11,337     12,021     10,681     42,493
Equity in earnings of affiliates............................     1,224      1,739      1,207      1,106      5,276
Net income..................................................     5,896      7,873      7,834      8,686     30,289
Net income per share -- basic...............................  $    .15   $    .21   $    .20   $    .22   $    .78
Net income per share -- diluted.............................  $    .15   $    .19   $    .20   $    .22   $    .76

---------------
* Sum of quarters does not equal annual amount due to rounding.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Church & Dwight Co., Inc.
Princeton, New Jersey

    We have audited the accompanying consolidated balance sheets of Church & Dwight Co., Inc., and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Parsippany, New Jersey
February 23, 2001

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

                          ELEVEN-YEAR FINANCIAL REVIEW
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                 2000     1999     1998     1997     1996     1995     1994     1993     1992     1991     1990
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
OPERATING RESULTS
Net sales:
Consumer Products.............  $634.1    586.9    560.2    459.0    417.6    380.6    393.0    410.4    409.3    386.1    331.1
Specialty Products............   161.6    153.3    132.5    124.6    119.0    114.4    106.4    104.9     94.7     87.1     86.3
Total.........................   795.7    740.2    692.7    583.6    536.6    495.0    499.4    515.3    504.0    473.2    417.4
Marketing.....................  $178.6    176.1    182.2    148.3    136.3    120.0    131.3    126.3    123.0     94.9     71.3
Research & development........  $ 19.4     17.9     16.4     15.8     17.8     18.5     20.6     21.2     17.8     13.4     12.3
Income from operations........  $ 52.2     67.7     42.5     30.6     27.3      8.4      1.5     35.6     37.7     34.0     28.9
% of sales....................     6.6%     9.1%     6.1%     5.2%     5.1%     1.7%      .3%     6.9%     7.5%     7.2%     6.9%
Net income....................  $ 33.6     45.4     30.3     24.5     21.2     10.2      6.1     26.3     29.5     26.5     22.5
Net income per
  share -- basic..............  $  .88     1.17      .78      .63      .55      .26      .16      .65      .73      .65      .53
Net income per
  share -- diluted............  $  .84     1.11      .76      .61      .54      .26      .16      .64      .71      .65      .53
FINANCIAL POSITION
Total assets..................  $455.6    476.3    391.4    351.0    308.0    293.2    294.5    281.7    261.0    244.3    249.2
Total debt....................    34.0     84.4     48.8     39.5      7.5     12.5     32.5      9.6      7.7      7.8     31.0
Stockholders' equity..........   234.7    226.7    194.8    179.3    165.3    153.7    153.9    169.4    159.1    139.2    118.7
Total debt as a % of total
  capitalization..............      13%      27%      20%      18%       4%       8%      17%       5%       5%       5%      21%
OTHER DATA
Average common shares
  outstanding-basic (In
  thousands)..................  38,321   38,792   38,734   38,922   39,068   39,134   39,412   40,446   40,676   39,662   40,910
Return on average
  stockholders' equity........    14.5%    21.5%    16.2%    14.2%    13.3%     6.6%     3.8%    16.0%    19.8%    20.5%    19.5%
Return on average capital.....    12.7%    17.0%    13.8%    12.8%    12.7%     6.2%     3.6%    15.3%    19.0%    18.5%    15.7%
Cash dividends paid...........  $ 10.7     10.1      9.3      9.0      8.6      8.6      8.7      8.5      7.7      6.7      6.1
Cash dividends paid per common
  share.......................  $  .28      .26      .24      .23      .22      .22      .22      .21      .19      .17      .15
Stockholders' equity per
  common share................  $ 6.12     5.84     5.05     4.62     4.25     3.94     3.94     4.22     3.91     3.43     2.94
Additions to property, plant
  and equipment...............  $ 21.8     33.1     27.1      9.9      7.1     19.7     28.4     28.8     12.5     19.3     10.0
Depreciation and
  amortization................  $ 23.5     19.3     16.5     14.2     13.6     13.1     11.7     10.6      9.8      9.5      8.9
Employees at year-end.........   1,439    1,324    1,127    1,137      937      941    1,028    1,096    1,092    1,081      994
Statistics per employee:*
(In thousands)
  Sales.......................  $  650      643      615      513      573      526      486      470      462      438      420
  Operating earnings..........      42       57       38       27       29        9        1       33       35       31       29

---------------
* 2000 and 1999 results reflect sales and earnings for U.S. operations only.

PROXY     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS      PROXY
                       CHURCH & DWIGHT CO., INC.
         469 NORTH HARRISON STREET, PRINCETON, N.J. 08543-5297
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The Undersigned, having received the Notice of Meeting and Proxy Statement dated
March 30, 2001, hereby appoints ROSINA B. DIXON, M.D., JOHN D. LEGGETT, III,
Ph.D. and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co.,
Inc. to be held on Thursday, the 10th day of May, 2001 at THE NEW-YORK
HISTORICAL SOCIETY, 2 West 77th Street, New York, New York, at 11:00 a.m., and
at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy
Statement:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Nominees for Directors as listed below (except as marked to the contrary below). FOR [ ] WITHHOLD AUTHORITY [ ]

Nominees: Robert H. Beeby, J. Richard Leaman, Jr., Dwight C. Minton and John O.
Whitney.

INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the space provided below.

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2. Approval of appointment of Deloitte & Touche LLP as independent auditors of the Company's 2001 financial statements.

                       FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
                              APPROVAL OF ITEM 2.

                                                     (continued on reverse side)

(Continued from other side)

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
                                    I PLAN TO ATTEND MEETING
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Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below. Remember, internet and telephone voting are available unless you are claiming four votes per share.

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
                                                             Dated                                             , 2001
                                                             -----------------------------------------------------------
                                                             Signature
                                                             -----------------------------------------------------------
                                                             Signature
                                                             -----------------------------------------------------------
                                                             TOTAL One-Vote Shares                        x 1 =
                                                             -----------------------------------------------------------
                                                             TOTAL Four-Vote Shares                       x 4 =
                                                             -----------------------------------------------------------
                                                             TOTAL NUMBER OF VOTES
                                                             -----------------------------------------------------------
                                                             Please sign exactly as name appears hereon. Where shares
                                                             are held jointly, each holder should sign. Executors,
                                                             administrators, trustees and others signing in a
                                                             representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by an
                                                             authorized officer.
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     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.